UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RELAY THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Securities Exchange Act of 1934 Rules 14a-6(i)(1) and 0-11

RELAY THERAPEUTICS, INC.

399 Binney Street, 2nd Floor

Cambridge, MA 02139

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held May 27, 2022

You are invited to attend the 2022 Annual Meeting of Stockholders, or Annual Meeting, of Relay Therapeutics, Inc., which will be held online on May 27, 2022 at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting, which will be conducted via live webcast. You will be able to attend the meeting online, vote electronically and submit questions by registering at www.proxydocs.com/RLAY prior to the deadline of May 25, 2022 at 5:00 p.m. Eastern Time.

The purpose of the Annual Meeting is the following:

1.

To elect three class II directors to our board of directors, to serve until the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	To consider and act upon an advisory vote on the compensation of our named executive officers;
3.	To consider and act upon an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;
4.	To consider and approve an amendment to our Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000;
5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
6.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Stockholders of record at the close of business on March 28, 2022, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You can find more information on each of the matters to be voted on at the Annual Meeting, including information regarding the nominees for election to our board of directors, in the accompanying proxy statement. The board of directors recommends a vote “FOR” the election of each of the three nominees for class II directors; “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement; for every “ONE YEAR” on an advisory basis, as the frequency of future advisory votes on the compensation of our named executive officers; “FOR” the amendment to our Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000; and “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2022.

We are pleased to comply with the rules of the Securities and Exchange Commission that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Availability, instead of a paper copy of our proxy materials and our Annual Report for the fiscal year ended December 31, 2021, or the 2021 Annual Report. We plan to mail the Notice of Availability on or about April 15, 2022, and it contains instructions on how to access those documents and to cast your vote over the Internet. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you would like to receive a printed copy of our proxy materials, including our proxy statement, our 2021 Annual Report and a form of proxy card, free of charge, please follow the instructions on the Notice of Availability.

In order to attend the Annual Meeting virtually, you must register in advance at www.proxydocs.com/RLAY prior to the deadline of May 25, 2022 at 5:00 p.m. Eastern Time. You will be required to enter the control number provided in the Notice of Availability or the proxy card at www.proxydocs.com/RLAY. Beneficial owners of shares held in street name will need to register as well, and also follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares. Upon completing your registration, you will receive further instructions via email, including your unique link to access the Annual Meeting and to submit questions in advance of the Annual Meeting. Please see the “General Information” section of the proxy statement that accompanies this notice for more details regarding the logistics of the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person.

Your vote is important. Whether or not you are able to attend the Annual Meeting and vote your shares online during the meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy over the Internet or by telephone as described in the instructions included in the Notice of Availability or by signing, dating and returning the proxy card.

By order of the Board of Directors,

/s/ Sanjiv K. Patel
Sanjiv K. Patel
President and Chief Executive Officer

Cambridge, Massachusetts

[—], 2022

Table of Contents

Page
PROXY STATEMENT	1
GENERAL INFORMATION	2
PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS	8
CORPORATE GOVERNANCE	13
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	21
EXECUTIVE COMPENSATION	22
DIRECTOR COMPENSATION	44
PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	46
PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	47
PROPOSAL 4 – APPROVAL OF AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 TO 300,000,000	48
PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RELAY THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022	50
REPORT OF THE AUDIT COMMITTEE	52
EQUITY COMPENSATION PLAN INFORMATION	53
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	54
PRINCIPAL STOCKHOLDERS	55
HOUSEHOLDING	58
STOCKHOLDER PROPOSALS	58
OTHER MATTERS	58
APPENDIX A	A-1

RELAY THERAPEUTICS, INC.

399 Binney Street, 2nd Floor

Cambridge, MA 02139

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

to be held May 27, 2022

This proxy statement contains information about the 2022 Annual Meeting of Stockholders, or the Annual Meeting, of Relay Therapeutics, Inc., which will be held on May 27, 2022 at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting, which will be conducted via live webcast. You will be able to attend the meeting online, vote electronically and submit questions by registering at www.proxydocs.com/RLAY prior to the deadline of May 25, 2022 at 5:00 p.m. Eastern Time. The board of directors of Relay Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Relay Therapeutics,” the “Company,” “we,” “us,” and “our” refer to Relay Therapeutics, Inc. The mailing address of our principal executive office is Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139.

In order to attend the Annual Meeting virtually, you must register in advance at www.proxydocs.com/RLAY prior to the deadline of May 25, 2022 at 5:00 p.m. Eastern Time. You will be required to enter the control number provided in the Notice of Internet Availability of Proxy Materials, or Notice of Availability, or the proxy card at www.proxydocs.com/RLAY and beneficial owners of shares held in street name will need to register as well, and also follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares. Upon completing your registration, you will receive further instructions via email, including your unique link to access the Annual Meeting and to submit questions in advance of the Annual Meeting. Please see the “General Information” section of the proxy statement for more details regarding the logistics of the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2021 available to stockholders on or about April 15, 2022.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 27, 2022:

This proxy statement and our 2021 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxydocs.com/RLAY.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, or the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are also available on the SEC’s website at www.sec.gov.

RELAY THERAPEUTICS, INC

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 15, 2022, we will begin mailing the Notice of Availability. Our proxy materials, including the Notice of the 2022 Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker, bank or other nominee), a voting instruction form, and the 2021 Annual Report to Stockholders, or the 2021 Annual Report, will be mailed or made available to stockholders on the Internet on or about the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our proxy materials. Therefore, the Notice of Availability was mailed to holders of record and beneficial owners of our common stock starting on or about April 15, 2022. The Notice of Availability provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2022 Annual Meeting of Stockholders, this proxy statement, the proxy card and our 2021 Annual Report, on the website referred to in the Notice of Availability or, alternatively, how to request that a printed copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Availability also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice of Availability and our Notice of the 2022 Annual Meeting of Stockholders, this proxy statement and our 2021 Annual Report are available on our website, no other information contained on either website is incorporated by reference in, or considered to be a part of, this proxy statement.

Who is soliciting my vote?

Our board of directors is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on March 28, 2022.

How many votes can be cast by all stockholders?

There were 108,413,208 shares of our common stock, par value $0.001 per share, outstanding on March 28, 2022, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of March 28, 2022.

How do I vote?

If you are a stockholder of record, there are several ways for you to vote your shares.

•

By Internet.  You may vote at www.proxypush.com/RLAY, 24 hours a day, seven days a week, by following the instructions at that site for submitting your proxy electronically. You will be required to enter the control number provided in the Notice of Availability or the proxy card. Votes submitted through the Internet must be received prior to the commencement of the Annual Meeting.

•

By Telephone.  You may vote using a touch-tone telephone by calling (866) 834-5340, 24 hours a day, seven days a week. You will be required to provide the control number provided in the Notice of Availability or the proxy card. Votes submitted by telephone must be received prior to the commencement of the Annual Meeting.

•

By Mail.  If you requested and received a printed copy of the proxy materials, you may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. Votes submitted through the mail must be received by May 26, 2022.

•

During the Annual Meeting.  To vote during the live webcast of the Annual Meeting, you must first register in advance at www.proxydocs.com/RLAY prior to the deadline of May 25, 2022 at 5:00 p.m. Eastern Time. You will be required to enter the control number provided in the Notice of Availability or the proxy card. Upon completing your registration, you will receive further instructions via email, including your unique link to access the Annual Meeting. Please follow the instructions found on the Notice of Availability, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If the Annual Meeting is adjourned or postponed, the deadlines above may be extended.

If you are a beneficial owner of shares held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials from your broker, bank or other nominee rather than from us. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares will depend on the voting processes of the broker, bank or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction form and any other materials that you receive from that organization. If you hold your shares of Relay Therapeutics’ common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement, and as the persons named as proxies in the proxy card may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How can I virtually attend the Annual Meeting?

To attend and participate in the Annual Meeting, stockholders will need to access the live webcast of the meeting. To do so, stockholders of record will need to visit www.proxydocs.com/RLAY and enter the control number provided in the Notice of Availability to pre-register for the Annual Meeting prior to the deadline of May 25, 2022 at 5:00 p.m. Eastern Time, and beneficial owners of shares held in street name will need to follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares.

The live webcast of the Annual Meeting will begin promptly at 11:00 a.m. Eastern Time on May 27, 2022. We encourage stockholders to login to this website and access the webcast before the Annual Meeting’s start time by following the instructions in the email received on the morning of the Annual Meeting. You should allow ample time in advance of the meeting.

Additionally, questions regarding how to attend and participate via the Internet can be answered by following the assistance instructions included at www.proxydocs.com/RLAY or by calling the phone number provided in the email received on the morning of the Annual Meeting.

If you wish to submit a question during the Annual Meeting, you may log into, and submit a question on, the virtual meeting platform using the unique link provided to you via email following the completion of your registration at www.proxydocs.com/RLAY and following the instructions there. Our Annual Meeting will be governed by the Annual Meeting’s Rules of Conduct, which will address the ability of stockholders to ask questions during the meeting and rules for how questions will be recognized and addressed. The Annual Meeting’s Rules of Conduct will be available on www.proxydocs.com/RLAY prior to the Annual Meeting.

How do I revoke my proxy?

If you are a stockholder of record, you may revoke your proxy by (i) following the instructions on the Notice of Availability and submitting a new vote by Internet, telephone or mail using the procedures described in the “How do I vote?” section above before the applicable deadline, (ii) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (iii) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our corporate secretary. Any written notice of revocation or subsequent proxy card must be received by our corporate secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or sent to our principal executive offices at Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How is the vote counted?

Under our bylaws, any proposal, other than an election of directors, is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Fourth Amended and Restated Certificate of Incorporation or bylaws.

Each holder of common stock is entitled to one vote for each share held by such stockholder as of the record date on each matter to come before the Annual Meeting, including the election of a director. Votes cast during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Each of Proposal 1, Proposal 2 and Proposal 3 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to these proposals, your broker, bank or other nominee may not vote for these proposals, and those votes will be counted as broker “non-votes.” Each of Proposal 4 and Proposal 5 is a “discretionary” item, and your broker, bank or other nominee will be able to vote on these proposals even if it does not receive instructions from you. If all brokers exercise this discretionary authority, then no broker non-votes are expected to exist in connection with Proposal 4 and Proposal 5.

Proposal 1 – Election of Class II Directors

The three nominees for director to receive the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Proposal 1 is considered a non-discretionary matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes “FOR” or “WITHHOLD” from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote “FOR” all nominees;
•	vote “FOR” a particular nominee or nominees and “WITHHOLD” your vote from the other nominees; or
•	“WITHHOLD” your vote from all nominees.

Shares voting “WITHHOLD” will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Our board of directors recommends voting “FOR” the election of the three nominees as the class II directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2025.

Proposal 2 – Non-Binding Advisory Vote on Compensation of our Named Executive Officers

Our board of directors is holding a non-binding advisory vote regarding the compensation of our named executive officers, as described in the “Executive Compensation” section of this proxy statement, including the executive compensation tables and accompanying narrative disclosures therein.

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote “FOR” the proposal. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. If you “ABSTAIN” from voting on Proposal 2, your shares will not be voted “FOR” or “AGAINST” the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 2.

Proposal 2 is non-binding. Because this vote is advisory and not binding on us, our board of directors or our compensation committee in any way, our board of directors and compensation committee may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from what is approved by our stockholders, but our compensation committee and board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board of directors recommends voting “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Proposal 3 – Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

The approval of one of the three frequency options under Proposal 3 requires a majority of the votes cast on the matter. Proposal 3 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 3. If you “ABSTAIN” from voting on Proposal 3, your shares will not be voted “FOR” or “AGAINST” the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 3. With respect to this proposal, if none of the frequency options (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders.

Proposal 3 is non-binding. Because this vote is advisory and not binding on us or our board of directors in any way, our board of directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than what is approved by our stockholders.

Our board of directors recommends a vote for every “ONE YEAR” as the frequency of future non-binding, advisory votes on the compensation of our named executive officers.

Proposal 4 – Approval of Amendment to our Fourth Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 300,000,000

To approve Proposal 4, the stockholders of a majority in voting power of the outstanding shares of our common stock must vote “FOR” the proposal. Proposal 4 is considered a discretionary matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your shares on Proposal 4. Because this Proposal 4 requires an affirmative vote of the outstanding shares entitled to vote thereon, votes to “ABSTAIN” will effectively be counted as votes “AGAINST” the proposal.

Our board of directors recommends voting “FOR” the approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000.

Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 5, stockholders holding a majority of the votes cast on the matter must vote “FOR” the proposal. Proposal 5 is considered a discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your shares on Proposal 5. If you “ABSTAIN” from voting on Proposal 5, your shares will not be voted “FOR” or “AGAINST” the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, votes to “ABSTAIN” will have no effect on the outcome of Proposal 5.

Although stockholder approval of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our audit committee will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Our board of directors recommends voting “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice of Availability and our proxy materials and soliciting votes. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, emails, or otherwise.

How may stockholders submit matters for consideration at an annual meeting?

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2023 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than [—], 2022. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

How can I know the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Our board of directors currently consists of seven members. In accordance with the terms of our Fourth Amended and Restated Certificate of Incorporation and bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Linda A. Hill, Ph.D. and Sanjiv K. Patel, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2024;
•	the class II directors are Alexis Borisy, Mark Murcko, Ph.D. and Laura Shawver, Ph.D., and their terms will expire at the Annual Meeting; and
•	the class III directors are Douglas S. Ingram and Jami Rubin, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our Fourth Amended and Restated Certificate of Incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our Fourth Amended and Restated Certificate of Incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Alexis Borisy, Mark Murcko, Ph.D. and Laura Shawver, Ph.D. for election as the class II directors at the Annual Meeting. Each of the nominees are currently directors, and each has indicated a willingness to continue to serve as a director, if elected.

Our Nominating and Corporate Governance Committee Policies and Procedures for Director Candidates, or the Director Guidelines, provide that the value of diversity should be considered in determining director candidates as well as other factors such as a candidate’s character, judgment, skills, education, expertise and absence of conflicts of interest. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape in which we operate and adherence to high ethical standards. While our Director Guidelines do not specify assigned weights to particular criteria, our board of directors and nominating and corporate governance committee believe it is essential that members of our board of directors represent diverse viewpoints and that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to promote our strategic objectives and fulfill its responsibilities to our stockholders. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, scientific and academic expertise and personal backgrounds. The composition of our board of directors currently includes four individuals who are diverse under the Nasdaq listing rule regarding board diversity, as presented in the below Board Diversity Matrix. Under the Nasdaq listing rule, directors who self-identify as (i) female, (ii) an underrepresented minority, or (iii) LGBTQ+ are defined as being diverse.

Board Diversity Matrix

As of March 28, 2022
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	⸻	⸻
Part II: Demographic Background
African American or Black	1	⸻	⸻	⸻
Alaskan Native or Native American	⸻	⸻	⸻	⸻
Asian	⸻	1	⸻	⸻
Hispanic or Latinx	⸻	⸻	⸻	⸻
Native Hawaiian or Pacific Islander	⸻	⸻	⸻	⸻
White	2	3	⸻	⸻
Two or More Races or Ethnicities	⸻	⸻	⸻	⸻
LGBTQ+	1
Did Not Disclose Demographic Background	⸻

In addition to the information presented below regarding each of the nominees and continuing directors’ specific experience, qualifications, attributes and skills that our board of directors and our nominating and corporate governance committee considered in determining that he or she should serve as a director, we also believe that each of our directors has demonstrated business acumen, integrity and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors.

Nominees for Election as Class II Directors

The following table identifies our director nominees, and sets forth their principal occupation and business experience during the last five years and their ages as of March 28, 2022.

Name	Positions and Offices Held with the Company	Director Since	Age
Alexis Borisy	Chairperson of the Board, Director	2015	50
Mark Murcko, Ph.D.	Director	2016	62
Laura Shawver, Ph.D.	Director	2017	64

Alexis Borisy has served as a chairperson of our board of directors since our founding in April 2015. From June 2019 to September 2021, Mr. Borisy served as Chief Executive Officer of EQRx, Inc., a biotechnology company, and since June 2019, Mr. Borisy has served as chairman of EQRx, Inc. From 2010 to June 2019, Mr. Borisy was a partner at Third Rock Ventures, a series of venture capital funds investing in life science companies. Mr. Borisy co-founded Blueprint Medicines Corporation, a biopharmaceutical company, and served as its Interim Chief Executive Officer from 2013 to 2014 and has served as a member of its board of directors since 2011. Mr. Borisy co-founded Foundation Medicine, Inc. and served as its Interim Chief Executive Officer from 2009 to 2011 and served as a member of its board of directors from 2009 to July 2018, until its acquisition by Roche. In addition, during the past five years Mr. Borisy has served as a member of the board of directors of various other public companies, including Revolution Medicines, Inc., Magenta Therapeutics, Inc., Editas Medicine, Inc. and Tango Therapeutics, Inc., and private companies, including Celsius Therapeutics, Inc. Mr. Borisy received an A.B. in Chemistry from the University of Chicago and an A.M. in Chemistry and Chemical Biology from Harvard University. We believe Mr. Borisy’s extensive experience as an executive of, and working with and serving on the boards of directors of, multiple biopharmaceutical and life sciences companies, his educational background and his experience working in the venture capital industry provide him with the qualifications and skills necessary to serve as a member of our board of directors.

Mark Murcko, Ph.D. is a co-founder of Relay Therapeutics and has served as a member of our board of directors since July 2016. Dr. Murcko was also our interim Chief Scientific Officer from February 2016 to December 2017. Since August 2020, Dr. Murcko has been serving as a member of the board of directors of Octant, Inc. and, since October 2021, has also served as Strategic Advisor thereof. Since July 2020, Dr. Murcko has been a member of the board of directors of RADD Therapeutics, Inc. and since August 2021, Dr. Murcko has been a member of the board of directors of HiBio Therapeutics, Inc. both of which are private companies. Since July 2012, Dr. Murcko has been a senior lecturer in the Department of Biological Engineering at MIT. From November 2018 to July 2021, Dr. Murcko served as the Chief Innovation Officer of Dewpoint Therapeutics, Inc. and has been a member of the board of directors thereof since November 2018. Until November 2011, Dr. Murcko served as the Chief Technology Officer and chair of the scientific advisory board at Vertex Pharmaceuticals, Inc. and was responsible for the identification, validation and implementation of disruptive technologies across R&D. Dr. Murcko holds a B.S. in chemistry from Fairfield University and holds a Ph.D. in organic chemistry from Yale University. We believe Dr. Murcko’s significant experience in the healthcare and biotechnology industry qualify him to serve on our board of directors.

Laura Shawver, Ph.D. has served as a member of our board of directors since March 2017. Since April 2020, Dr. Shawver has served as the Chief Executive Officer of Silverback Therapeutics, Inc., a publicly traded biotechnology company, and a member of its board of directors. Since March 2020, Dr. Shawver has also served as a member of the board of directors of publicly-traded biotechnology company, Nkarta, Inc. From November 2017 until its acquisition by Sanofi, Inc. in January 2020, Dr. Shawver served as the President and Chief Executive Officer of Synthorx, Inc., a publicly traded biotechnology company, and as a member of its board of directors. Dr. Shawver also serves as a member of the board of directors of Bright Peak Therapeutics and Cleave Therapeutics (formerly Cleave Biosciences), both of which are privately held biotechnology companies. From September 2011 through November 2017, Dr. Shawver was also the Chief Executive Officer of Cleave Therapeutics. Prior to that, she was Entrepreneur in Residence for 5AM Ventures from October 2010 through August 2011. In prior years, Dr. Shawver served as Chief Executive Officer of Phenomix Corporation, from 2002 to 2010, and President of Sugen, Inc. from 2000 through 2002, after holding various positions there since 1992. From June 2012 to February 2014, Dr. Shawver served on the board of directors of Cornerstone Therapeutics, Inc., a publicly traded specialty pharmaceutical company. She is the founder and director of The Clearity Foundation, a non-profit corporation. Dr. Shawver holds a B.S. in microbiology and a Ph.D. in pharmacology from the University of Iowa. Dr. Shawver’s extensive experience leading companies in the pharmaceutical industry qualifies her to serve on our board of directors.

Vote Required and Board of Directors’ Recommendation

The nominees for class II director who receive the most votes (also known as a plurality) will be elected. You may vote either “FOR” all the nominees, “FOR” any one of the nominees, “WITHHOLD” your vote from all the nominees or “WITHHOLD” your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. If your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee does not have authority to vote your unvoted shares held by the firm for the election of directors. As a result, any shares not voted by you will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.

The proposal for the election of directors relates solely to the election of class II directors nominated by our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF ALEXIS BORISY, MARK MURCKO, PH.D. AND LAURA SHAWVER, PH.D. AS THE CLASS II DIRECTORS, TO SERVE FOR A THREE-YEAR TERM ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2025.

Directors Continuing in Office

The following table identifies our continuing directors, and sets forth their principal occupation and business experience during the last five years and their ages as of March 28, 2022.

Name	Position and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Sanjiv K. Patel, M.D.	Director, President and Chief Executive Officer	2015	Class I – 2024	48
Linda A. Hill, Ph.D.	Director	2018	Class I – 2024	65
Douglas S. Ingram	Director	2019	Class III – 2023	59
Jami Rubin	Director	2019	Class III - 2023	58

Class I Directors (Term Expires at the 2024 Annual Meeting of Stockholders)

Sanjiv K. Patel, M.D. has served as a member of our board of directors and as our President and Chief Executive Officer since March 2017. Dr. Patel has also served as a member of the board of directors of Prothena Corporation plc since May 2021 and ARYA Sciences Acquisition Corp V since June 2021, both of which are public companies. Before joining the Company, Dr. Patel served in various roles at Allergan from 2006 to 2017. He most recently served as Allergan’s Executive Vice President, Chief Strategy Officer from March 2015 to March 2017 and previously as Corporate Vice President, Global Strategic Marketing and Global Health Outcomes from July 2013 to March 2015. Prior to this he was a management consultant at The Boston Consulting Group and practiced as a surgeon within the UK’s National Health Service. Dr. Patel holds a MBBS from University of London, a M.A. in Medical Sciences from the University of Cambridge, a MRCS from the Royal College of Surgeons of England, and an MBA from INSEAD. We believe Dr. Patel is qualified to serve as a member of our board of directors due to his extensive experience in the life sciences industry as well as an executive at various pharmaceutical companies.

Linda A. Hill, Ph.D. has served as a member of our board of directors since October 2018. Dr. Hill is the Wallace Brett Donham Professor of Business Administration and Faculty Chair of the Leadership Initiative at the Harvard Business School, where she joined the faculty in July 1984, and is the author of several leadership books and articles. Her research focuses on building innovative organizations and ecosystems and the role of the board in governing innovation. Dr. Hill is also a Founding Partner of Paradox Strategies, a leadership and advisory firm. In the past five years, Dr. Hill has served as member of the board of directors of the following publicly traded companies, State Street Corp., from 2000 to October 2018, and Eaton Corp plc., from 2012 to April 2017. Dr. Hill is also a member of the board of directors of Brigham and Women’s Hospital, the board of directors of Global Citizens Initiative, Inc. and the Team8 Fintech Strategic Committee. She also serves on the Advisory Board of the Aspen Institute Business and Society Program, the Advisory Board for the California Institute for Telecommunications and Information Technology, the Advisory Board of Eight Inc., the Advisory Board for the Morgan Stanley Institute for Sustainable Investing and as a Commissioner for the National Association of Corporate Directors, Future of the American Boardroom. Dr. Hill holds a B.A. in psychology from Bryn Mawr College, and a M.A. in educational psychology and a Ph.D. in behavioral sciences from the University of Chicago. We believe Dr. Hill’s experience in leadership and organizational innovation provide her with the qualifications and skills necessary to serve as a member of our board of directors.

Class III Directors (Term Expires at the 2023 Annual Meeting of Stockholders)

Douglas S. Ingram has served as a member of our board of directors since June 2019. Mr. Ingram has served as President and Chief Executive Officer of Sarepta Therapeutics, Inc., a publicly traded biotechnology company, and a member of its board of directors since June 2017. From December 2015 until November 2016, he served as President and Chief Executive Officer of Chase Pharmaceuticals Corporation and as a member of its board of directors. Prior to joining Chase Pharmaceuticals, Mr. Ingram served as the President of Allergan, Inc. from July 2013 until it was acquired by Actavis in March 2015. At Allergan, he also served as President, Europe, Africa and Middle East from August 2010 to June 2013, and Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010. During the past five years, Mr. Ingram has also served as a member of the board of directors of Endo International plc and Emerald Bioscience, Inc. Mr. Ingram holds a B.S. from Arizona

State University and a J.D. from the University of Arizona. We believe Mr. Ingram’s extensive experience leading large pharmaceutical companies provides him with the qualifications and skills necessary to serve as a member of our board of directors.

Jami Rubin has served as a member of our board of directors since October 2019. Ms. Rubin has served as Chief Financial Officer of EQRx, Inc., a biotechnology company, since April 2021. From May 2019 to April 2021, Ms. Rubin served as a partner at PJT Partners, a global advisory-focused investment bank. Prior to that, Ms. Rubin spent more than 25 years as an equity analyst following the pharmaceutical industry. Most recently, Ms. Rubin was an equity research analyst and then partner at Goldman Sachs managing the global healthcare research team from September 2008 to October 2018. Ms. Rubin holds a B.A. from Vassar College. Ms. Rubin’s extensive financial leadership in the life sciences industry and health care investment banking provide her with the experience and skills necessary to serve on our board of directors.

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director. There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board of directors and as set forth in the Director Guidelines, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate. Our Director Guidelines provide that the value of diversity should be considered in determining director candidates as well as other factors such as a candidate’s character, judgment, skills, education, expertise and absence of conflicts of interest, as discussed in detail above in “Proposal 1 – Election of Class II Directors.”

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board of directors. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee recommended nominee for a position on our board of directors are as follows:

•	Nominees should demonstrate high standards of personal and professional ethics and integrity.
•	Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
•	Nominees should have skills that are complementary to those of the existing board of directors.
•	Nominees should have the ability to assist and support management and make significant contributions to the Company’s success.
•

Nominees should have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.

Director Independence

Applicable Nasdaq Stock Market LLC, or Nasdaq, rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including the source of compensation to the director, which includes any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of the board of directors, except Sanjiv K. Patel, M.D. and Mark Murcko, Ph.D., are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Dr. Patel is not an independent director under these rules because he is an executive officer of the Company. Dr. Murcko is not an independent director under these rules because he is a founder and had received compensation as our consultant until September 2020.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a research and development committee. Each of the audit committee, compensation committee, nominating and corporate governance committee and research and development committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, nominating and corporate governance committee and research and development committee is posted on the corporate governance section of our website, https://ir.relaytx.com/governance/documents-charters.

The table below shows current membership for each of the standing committees of our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Jami Rubin*	Douglas S. Ingram*	Linda A. Hill, Ph.D.*	Mark Murcko, Ph.D.*
Alexis Borisy	Linda A. Hill, Ph.D.	Jami Rubin	Laura Shawver, Ph.D.
Laura Shawver, Ph.D.	Alexis Borisy

* Denotes committee chair.

Audit Committee

Jami Rubin, Alexis Borisy and Laura Shawver, Ph.D. serve on the audit committee, which is chaired by Jami Rubin. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Jami Rubin as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2021, the audit committee met four times. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Douglas S. Ingram, Linda A. Hill, Ph.D. and Alexis Borisy serve on the compensation committee, which is chaired by Douglas S. Ingram. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. In 2021, Deep Nishar also served on the committee until his resignation therefrom, effective October 2021. During the fiscal year ended December 31, 2021, the compensation committee met six times. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our chief executive officer;
•

evaluating the performance of our chief executive officer in light of such corporate goals and objectives and, based on such evaluation, recommending to the board of directors the cash compensation of our chief executive officer;

•	determining and approving the cash compensation of our other executive officers;
•	overseeing and administering our compensation and similar plans;
•

reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors; and

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Linda A. Hill, Ph.D. and Jami Rubin serve on the nominating and corporate governance committee, which is chaired by Linda A. Hill, Ph.D. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. In 2021, Mark Murcko, Ph.D. also served on the committee until his resignation therefrom, effective May 2021. During the fiscal year ended December 31, 2021, the nominating and corporate governance committee met four times. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the committees of the board of directors;
•	reviewing and recommending to the board of directors appropriate corporate governance guidelines;
•	overseeing the evaluation of our board of directors; and
•	reviewing and discussing with the board of directors corporate succession plans for our chief executive officer and other key officers.

The nominating and corporate governance committee considers candidates for board of director membership suggested by its members and our chief executive officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Proposals.” The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals.”

Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Research and Development Committee

Mark Murcko, Ph.D., and Laura Shawver, Ph.D. serve on the research and development committee, which is chaired by Mark Murcko, Ph.D. During the fiscal year ended December 31, 2021, the research and development committee met five times. The research and development committee’s responsibilities include reviewing and assessing personnel for our research and development programs and recommending key discovery and development strategies.

Board and Committee Meetings Attendance

The full board of directors met seven times during 2021. During 2021, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director), and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders to the extent practicable. All of the members of our board of directors who were then directors attended our 2021 annual meeting of stockholders.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers, directors and employees. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://ir.relaytx.com/governance/documents-charters. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board’s Role in Risk Oversight

Board Leadership Structure

Currently, the role of chairperson of the board of directors is separated from the role of chief executive officer, and we plan to keep these roles separate. Dr. Patel serves as our President and Chief Executive Officer and Mr. Borisy serves as the chairperson of our board of directors. We believe that separating these positions allows our chief executive officer to focus on our day‑to‑day business, while allowing the chairperson of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our chairperson and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk Oversight

Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property. Management is responsible for the day‑to‑day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. Our audit committee oversees risk management activities related to financial and disclosure controls, related party transactions and cybersecurity risks; our compensation committee oversees risk management activities relating to our compensation policies and practices and human capital management; and our nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors and corporate governance. In addition, our nominating and corporate governance committee and our audit committee have joint oversight over our ESG efforts as discussed below in “⸻ Our Environmental, Social and Governance Efforts”. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables our board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Environmental, Social and Governance Efforts

As we continue to grow and progress as a company, we also strive to be good stewards of our environment and to be focused on our stakeholders, which include our patients, our stockholders, our vendors, our community and our employees. Our management is committed to steering our environmental, social and governance, or ESG, efforts across our organization and as a part of our overall strategy as we grow as a company. Our nominating and corporate governance committee as well as our audit committee have primary oversight over our ESG efforts. In 2021, we published our first ESG summary report, which provides disclosure in line with Sustainability Accounting Standards Board (SASB) standards and select United Nations Sustainable Development Goals where we believe we have the most impact. In 2022, we plan to issue a more comprehensive sustainability report. Our 2020 ESG summary report is available on our website. Nothing on our website, including our ESG summary reports or sections thereof, shall be deemed incorporated by reference into this proxy statement or any other filing with the SEC.

Our Patients

Our mission is to bring life-changing medicines to patients with the hardest to treat diseases, and to push the boundaries of what’s possible in drug discovery. In doing so, we believe patient safety is paramount and we follow the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use/Good Clinical Practice principles and national and local regulations in designing and conducting our clinical trials. We ensure all protocols are approved by national and local bodies and all participants undergo thorough and informed consent processes ahead of any study procedures. We also have an expanded access policy through which we intend to provide access to our investigational therapies when appropriate for patients. With respect to drug safety, we outsource good practice (GxP) activities to qualified and approved vendors, whom we evaluate on a regular basis to ensure compliance with the relevant requirements.

Our Community and People

In addition to our patients, we also support our local community in the Boston and Cambridge, Massachusetts area where our facilities are located. We believe it is important to invest in the next generation of scientists and, since we were founded in 2016, we have engaged with local schools and students in the Boston area to facilitate interest in the science and technology fields.

We believe that our people are among our greatest assets and that a diverse and inclusive organization is more innovative and higher performing. We are committed to increasing representation of under-represented populations at our company, particularly in leadership roles. As our workforce grows, we’re not only focused on recruiting top talent from a diverse range of backgrounds, industries and experiences, but also focused on retaining, developing and promoting our current employees. In response to the ongoing COVID-19 pandemic, we have also implemented significant measures for the health and safety of our workforce and to ensure continuity of our operations. For a more detailed discussion of our human capital resource management philosophy and efforts, please see “Item 1. Business ⸻ Human Capital Resources” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2021.

Our Environment

Our current operations are based in our 399 Binney Street facility in Cambridge, Massachusetts, which is a multi-tenant building, at which we have leased certain lab and office space. As set forth in our environment, health and safety policy, we are committed to the responsible management of hazardous and lab waste and have various initiatives to foster a more sustainable office and lab environment. We have also implemented a robust composting program to reduce single-use plastic. We also provide certain commuter benefits, including bike-to-work and public transportation subsidies, to help reduce carbon emissions.

Communication with the Directors of Relay Therapeutics

Any interested party with concerns about our company may report such concerns to the board of directors or the chairperson of our board of directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Relay Therapeutics, Inc.

399 Binney Street, 2nd Floor

Cambridge, Massachusetts 02139

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is (855) 662-7233.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table identifies our executive officers who are not directors, and sets forth their current positions at the Company and their ages as of March 28, 2022. Please refer above to “Proposal 1: Election of Class II Directors” for information about our President and Chief Executive Officer, Sanjiv K. Patel, M.D.

Name	Position Held with the Company	Age
Brian R. Adams	Chief Legal Officer	48
Donald Bergstrom, M.D., Ph.D.	President, Research & Development	50
Thomas Catinazzo	Chief Financial Officer	45
Andy Porter	Chief Administrative Officer	47

Brian R. Adams has served as our Chief Legal Officer and Secretary since January 2022. Previously, Mr. Adams served as our General Counsel and Secretary from March 2018 to January 2022. Mr. Adams previously served as the Senior Vice President, General Counsel & Secretary at Keryx Biopharmaceuticals, Inc. from March 2014 to March 2018. Before joining Keryx, Mr. Adams served as General Counsel of Algeta ASA from March 2012 to March 2014 prior to its acquisition by Bayer AG. Mr. Adams holds a B.A. from Harvard University and a J.D. from the Catholic University of America’s Columbus School of Law.

Donald Bergstrom, M.D., Ph.D. has served as our President, Research & Development since January 2022. Previously, Dr. Bergstrom served as our Executive Vice President, Head of Research & Development from April 2018 to January 2022. Dr. Bergstrom has also served as a director of Fusion Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, since April 2021. Dr. Bergstrom previously served as Chief Medical Officer of Mersana Therapeutics, Inc., a publicly traded biotechnology company, from January 2014 through March 2018. Before that, Dr. Bergstrom served as Global Head of Translational Medicine at Sanofi Genzyme, Oncology from May 2010 through January 2014. Dr. Bergstrom holds a B.A. in biophysics from The Johns Hopkins University, an M.D. from the University of Washington, Seattle and a Ph.D. from the University of Washington – Fred Hutchinson Cancer Research Center.

Thomas Catinazzo has served as our Chief Financial Officer since January 2022. Previously, Mr. Catinazzo served as our Senior Vice President, Finance from August 2020 to January 2022 and our Vice President, Finance from April 2018 to August 2020. From June 2013 to April 2018, Mr. Catinazzo held several roles of increasing responsibility in financial planning and analysis at Foundation Medicine, Inc., a biotechnology company. Mr. Catinazzo received his B.S. from Boston College.

Andy Porter has served as our Chief Administrative Officer since January 2022. Previously, Mr. Porter served as our Executive Vice President, Chief People Experience Officer from November 2019 to January 2022. Mr. Porter previously served as the Chief People Officer at the Broad Institute of MIT and Harvard from 2014 to 2019. Before that, he was Vice President of Human Resources and Organizational Development at Merrimack Pharmaceuticals and held roles in human resources at Dyax Corp. and Harvard-affiliated hospitals. Mr. Porter is a member of the board of directors for the Northeast Human Resources Association. He has also taught as an adjunct professor at Massachusetts College of Pharmacy and Health Science from 2005 to 2009.

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer. There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, including base salary, cash and equity incentive compensation levels, severance arrangements, change-in-control benefits and other forms of executive compensation. This committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our named executive officers, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation committee’s policies and decisions with respect to the compensation of our named executive officers.

For 2021, our named executive officers were as follows:

•	Sanjiv K. Patel, M.D., our President and Chief Executive Officer;
•	Thomas Catinazzo, our Chief Financial Officer;
•	Donald Bergstrom, M.D., Ph.D., our President, Research & Development;
•	Andy Porter, our Chief Administrative Officer; and
•	Brian R. Adams, our Chief Legal Officer.

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Fiscal Year 2021 Performance Highlights and Achievement of 2021 Corporate Goals

We are a clinical-stage precision medicines company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. We are among the first of a new breed of biotech created at the intersection of disparate disciplines. Our Dynamo™ platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Our initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications.

We have deployed our technology platform to build a pipeline of product candidates to address targets in precision medicine where there is clear evidence linking target proteins to disease and where molecular diagnostics can unambiguously identify relevant patients for treatment. We believe this approach will increase the likelihood of successfully translating a specific pharmacological mechanism into clinical benefit. Our lead product candidates are RLY-4008, RLY-2608 and RLY-1971.

2021 was a pivotal year for Relay Therapeutics as we disclosed encouraging initial clinical data for RLY-4008, continued to progress our three lead product candidates in ongoing clinical trials, continued to expand our pipeline of preclinical precision medicine programs and augmented our Dynamo platform. We achieved these significant advancements while maintaining a well-capitalized balance sheet and growing our organization both in terms of size and functional capabilities since our initial public offering, or IPO, in July 2020.

Notwithstanding the challenges faced by our company, our industry and the world as a whole due to the ongoing COVID-19 pandemic, we have made substantial progress towards our goal of bringing life-changing therapies to patients and achieved significant milestones towards the corporate goals we established for 2021, which are described below.

Advance our lead precision oncology programs through clinical development.

•

RLY-4008. In 2021, we continued to enroll patients in our first-in-human clinical trial for RLY-4008, a potent, selective and oral small molecule inhibitor of fibroblast growth factor receptor 2, or FGFR2, for patients with advanced or metastatic FGFR2-altered solid tumors. In October 2021, we announced encouraging initial clinical data from this trial. We believe the initial clinical data suggest robust inhibition of FGFR2 that was not shown to be limited by off-target toxicities, including hyperphosphatemia and diarrhea. These initial data suggest RLY-4008 has a manageable safety profile and drives tumor regression across multiple FGFR2 alterations and tumor types. In December 2021, we initiated expansion cohorts of this trial at a continuous 70 mg once-daily dose.

•

RLY-2608. We continued to advance the development of RLY-2608, a pan-mutant and isoform-selective inhibitor of phosphoinostide 3-kinase alpha, or PI3Kα. RLY-2608 is the lead program of multiple efforts in our PI3Kα franchise to discover and develop mutant selective inhibitors of PI3Kα. In 2021, we announced preclinical data for RLY-2608 that show that RLY-2608 preferentially binds to mutant PI3Kα at a novel allosteric site discovered by the Dynamo platform. The data also suggest that projected clinically relevant doses of RLY-2608 achieved tumor regression in certain preclinical models compared to non-mutant selective active site inhibitors. In the fourth quarter of 2021, the U.S. Food and Drug Administration accepted our investigational new drug, or IND, application for RLY-2608. In December 2021, we dosed the first patient in a first-in-human clinical trial for RLY-2608.

•

RLY-1971. In July 2021, our collaboration partner, Genentech, Inc. initiated the cohort of RLY-1971, our inhibitor of Src homology region 2 domain-containing phosphatase-2, or SHP2, in combination with GDC-6036, its KRAS G12C inhibitor, in a Phase 1b trial.

Continue to advance and develop our discovery stage programs across both precision oncology and genetic disease indications. In addition to the three product candidates described above, we have more than five discovery stage programs across both precision oncology and genetic disease indications. In 2021, among other developments within our preclinical pipeline, we identified at least one compound to advance to a specific preclinical stage and have advanced the preclinical development of an H1047R mutant-specific PI3Kα inhibitor within our PI3Kα franchise.

Advance our Dynamo platform and capabilities.  Our Dynamo platform integrates a broad range of leading-edge experimental and computational technologies and tools, providing us with fundamental insights into the conformational dynamics of target proteins. We have built extensive experience in leveraging our platform and continued to enhance our platform’s capabilities in 2021. In 2021, we were able to compress the cycle time for hit expansion and establish infrastructure to ensure that a large percentage of the compounds that we synthesize are prioritized by our computational models. We believe the initial clinical data for RLY-4008 we announced in October 2021 validates our platform as well as our drug discovery approach. In April 2021, we also acquired ZebiAI Therapeutics, Inc., or ZebiAI, to augment our platform with additional computational and machine learning capabilities as well as an extensive library of experimental DNA-encoded library data sets.

Expand organizational capabilities with a focus on strong cultural and financial integrity.  We believe we are well-capitalized to fund our operating expenses and capital expenditure requirements into at least 2025. In October 2021, we completed an underwritten public offering with net proceeds of $382.2 million, and as of December 31, 2021, we had cash, cash equivalents and investments of $958.1 million. In August 2021, we entered into a sales agreement pursuant to which we may offer and sell shares of our common stock having aggregate gross proceeds of up to $300.0 million from time to time in “at-the-market” offerings to give our company more flexibility to raise additional capital as needed, subject to market conditions. In 2021, we managed our cash expenditures substantially in line with our board-approved budget and our research and development plans while effectively operating as a public company since our IPO in July 2020.

Despite the challenges of operating in a hybrid environment due to the ongoing COVID-19 pandemic, our organization has grown significantly with respect to number of employees in 2021, from 148 at year-end 2020 to 245 full-time employees at year-end 2021, and we had a turnover rate that was significantly below industry average. We have also invested in the development and growth of our employees, rolling out leadership development opportunities as well as various diversity and inclusion initiatives.

We also made progress with our business development efforts. In addition to our acquisition of ZebiAI, in August 2021, we entered into a discovery collaboration agreement with EQRx, Inc. to discover, develop and commercialize novel medicines against validated oncology targets, including one of our challenger programs, which we view as programs that target problems with “existing” answers, such as an approved therapy, where we try to rapidly create novel solutions. We believe these challenger programs help us continue to build our data sets, which help to train our machine learning models and automated chemical design initiatives, thus augmenting our Dynamo platform while also providing upside value creation opportunities.

Below is the list of the Company’s 2021 corporate goals, which were approved by our board of directors and considered by our management and compensation committee in their respective assessment of the Company’s performance for 2021. As described in more detail below in “⸻ Primary Elements of Executive Compensation ⸻ Annual Cash Incentives,” based on an evaluation of our performance in 2021, upon the recommendation of our compensation committee, our board of directors determined that we achieved 125% of our corporate goals for 2021.

2021 Corporate Goals
• Advance our lead precision oncology programs through clinical development
o RLY-4008
▪ Disclose encouraging initial clinical data by the end of 2021
▪ Identify an expansion cohort dose by the end of 2021
o RLY-2608
▪ Complete IND-enabling studies to support IND filing by the end of 2021
▪ Complete preparations in 2021 to enable a first-in-human clinical trial of RLY-2608 to initiate in the first half of 2022
o RLY-1971
▪ Execute phase 1 monotherapy trial of RLY-1971 to inform phase 1b trial design and initiation
▪ Transfer certain materials and responsibilities to Genentech to enable Genentech to initiate a phase 1b combination trial of RLY-1971 with GDC-6036 in the third quarter of 2021
• Continue to advance and develop our discovery stage programs across both precision oncology and genetic disease indications
o Identify at least one compound to advance to a specific preclinical stage by the end of 2021*
o Maintain a specified number of programs in various stages of discovery throughout 2021*
• Advance our Dynamo platform and capabilities
o Enhance the ability of our platform by reducing cycle time for hit expansion*
o Demonstrate that a specified percentage of compounds have been prioritized by machine learning models or other platform technology*
• Expand organizational capabilities with a focus on strong cultural and financial integrity

o     Invest in the development and growth of employees and implement a roadmap to ensure that our organizational culture evolves as the Company grows, including maintaining a focus on diversity and inclusion

o Maintain connection and engagement with employees while operating effectively in a hybrid model adopted during the COVID-19 pandemic
o Maintain sufficient cash runway to enable the Company to execute on its research and development plans*
o Identify strategic opportunities and collaborations to enhance the value of our platform and pipeline

* These corporate goals include highly sensitive competitive data, including preclinical, clinical, regulatory and financial targets. We do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our preclinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us.

Executive Compensation Program Overview

Our compensation committee seeks to ensure that our executive compensation program is aligned with the interest of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Key elements of our executive compensation program include the following:

Compensation Element	Objective	Features
Base salary	To attract, motivate and retain highly skilled executive talent.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.
Annual cash incentive compensation	To provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention.	Variable component of pay based on annual corporate and individual goals.
Long-term equity incentive compensation

To align executives’ interests with those of stockholders through long-term incentives linked to the achievement of specific performance, which we believe serves to enhance short- and long-term value creation for our stockholders, and promote retention.

Long-term compensation in the form of stock options and restricted stock units, typically subject to multi-year vesting, which provides incentives for employee retention and seeks to align executive and stockholder interests.

In addition to our direct compensation elements, the following features of our executive compensation program are designed to align with stockholder interests and market best practices:

What We Do	What We Don’t Do

  Maintain an industry-specific and size-appropriate peer group for benchmarking compensation

  Target compensation based on market norms

  Deliver executive compensation primarily through variable and at-risk pay

  Set challenging corporate goals

  Offer market-competitive benefits to executives that are consistent with the rest of our employees

  Consult with an independent compensation consultant on compensation levels and practices

  Use double trigger change-in-control protection for our executive officers

  No automatic or guaranteed annual salary increases, annual cash incentive payments or long-term equity incentive awards

  No hedging, pledging, short selling or margin calls of equity

  No backdating of equity incentive awards

  No excessive perquisites to our executive officers

  No supplemental executive retirement plans or special health and welfare benefits are provided to our executive officers

  No tax gross-ups (unless they are provided pursuant to our standard relocation practice)

Compensation Objectives and Philosophy

Our compensation committee believes that the most effective compensation program is one that rewards value creation for stockholders and progress towards achieving our mission and that promotes company performance. The objectives of our executive compensation program are to:

•	attract, motivate and retain highly skilled executive talent;
•	provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and
•

align executives’ interests with those of stockholders through long-term incentives linked to the performance and appreciation of the stock price of our company, which we believe serves to enhance short- and long-term value creation for our stockholders.

To achieve its objectives, our compensation committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with our total rewards strategy, size, development stage, compensation practices of peer biopharmaceutical companies and the talent market, including the availability of, and demand for, particular skills and expertise. Specifically, our compensation committee targets key elements of our executive compensation program as follows, which are described in more detail below in “— Primary Elements of Executive Compensation”:

•

Base salaries: Our compensation committee generally targets base salaries at the 50th percentile of our peer group, as discussed below, and seeks to ensure that such salaries reflect each executive’s level of experience, performance and responsibility and that such levels are competitive with those of other companies in our industry and region that compete with us for executive talent.

•

Annual cash incentive compensation: Our compensation program links a substantial portion of our named executive officers’ compensation to the achievement of certain specified corporate goals and individual performance. Our compensation committee generally targets annual performance-based cash incentive compensation at the 50th percentile of our peer group.

•

Long-term equity incentive compensation: In addition, we provide a significant portion of our executive compensation in the form of stock options and restricted stock units, or RSUs, that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in the appreciation of our stock price. When determining equity incentive compensation for our named executive officers, our compensation committee considers a variety of factors in comparison to our named peers, including the following: annual long-term incentive target values, annual equity awards expressed as a percentage of total shares outstanding, total annual and cumulative dilution, the retentive value of outstanding awards and total equity ownership and the equity compensation practices of other companies in our industry that compete with us for talent. Given the dynamic biopharmaceutical market, the compensation committee does not overemphasize any one perspective. Rather, the committee takes a holistic perspective, further considering the factors enumerated above, the achievement of our company goals and how that impacts total shareholder return when determining actual award levels for the named executive officers, which the committee generally targets at the 50th percentile of our peer group.

We believe that targeting overall compensation in this manner is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, sustain strong performance, and seek to ensure that compensation levels are competitive with those of other companies against which we compete for talent. We also consider the use of additional incentives for the retention of our executive officers such as cash retention awards, which are subject to continued employment. We believe this approach to overall compensation creates a strong alignment with stockholder value and encourages long-term value creation. However, any given individual employee’s compensation may vary from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives to consistently encourage strong performance.

As a clinical-stage precision medicines company, the specific performance factors our compensation committee considers when determining the compensation of our named executive officers include initiation and progress of preclinical and clinical studies for our product candidates; key research and development achievements; maintaining the strong financial health of our company; establishment and maintenance of key strategic relationships and new business initiatives; and development of organizational capabilities to manage, protect and sustain our operational and strategic execution and growth. These performance factors are considered by our compensation committee and board of directors when making their determinations on our annual corporate goal achievement and are a critical component in the determination of annual cash and equity incentive awards for our executive officers.

Governance of Executive Compensation Program

Role of Our Compensation Committee and Board of Directors

Our board of directors and compensation committee annually review compensation for our executive officers. In determining executive base salaries, annual cash incentive compensation and long-term equity incentive compensation, the compensation committee and our board of directors consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, annual cash incentive compensation and/or equity incentive grants.

Our compensation committee is responsible for determining the compensation for all executive officers other than our chief executive officer. Our board of directors, with the recommendation of the compensation committee, is responsible for determining the compensation of our chief executive officer. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executive officers other than the chief executive officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer other than the chief executive officer and recommends the compensation for the chief executive officer to our board of directors for approval. Our board of directors discusses the compensation committee’s recommendation and ultimately approves the compensation of our chief executive officer without members of management present.

Role of the Compensation Consultant

In fiscal year 2021, our compensation committee continued to retain the services of Radford, which is part of the Rewards Solutions practice at Aon plc, as its external compensation consultant. Our board of directors and our compensation committee considered Radford’s input on certain compensation matters as they deemed appropriate. Our compensation committee requires that its compensation consultants be independent of management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our compensation committee has assessed the independence of Radford consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Role of Management

Our compensation committee works with our management, including our chief executive officer, in making compensation determinations. Our management assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

In addition, our chief executive officer reviews the performance of our other named executive officers multiple times throughout the year, including at the end of each year, based on our achievement of our corporate goals and each executive officer’s achievement of his or her functional and individual goals established for the year and his or her overall performance during that year. Our compensation committee reviews our chief executive officer’s recommendations for base salary increases, annual cash incentive compensation, long-term equity incentive grants and any other compensation opportunities for our other named executive officers and considers our chief executive officer’s recommendations in determining such compensation.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Radford, establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, development stage, market capitalization, and tenure as a public company are similar, though not necessarily identical to ours;
•	companies with similar executive positions to ours;
•	companies against which we believe we compete for executive and employee talent; and
•	public companies generally based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our 2021 peer group, as approved by our compensation committee, was comprised of the following 23 companies:

ADC Therapeutics, Inc.	Constellation Pharmaceuticals, Inc.	NGM Biopharmaceuticals, Inc.
Agios Pharmaceuticals, Inc.	Deciphera Pharmaceuticals, Inc.	Reata Pharmaceuticals, Inc.
Alector, Inc.	Denali Therapeutics, Inc.	Revolution Medicines, Inc.
Allogene Therapeutics, Inc.	Editas Medicine, Inc.	Schrödinger, Inc.
Apellis Pharmaceuticals, Inc.	Gossamer Bio, Inc.	SpringWorks Therapeutics, Inc.
Arvinas, Inc.	Iovance Biotherapeutics, Inc.	Turning Point Therapeutics, Inc.
Black Diamond Therapeutics, Inc.	Kymera Therapeutics, Inc.	Vir Biotechnology, Inc.
Blueprint Medicines Corporation	Mirati Therapeutics, Inc.

The compensation committee believes the compensation practices of our 2021 peer group provided us with appropriate compensation data for evaluating the compensation of our named executive officers. Notwithstanding any potential similarities we may have with our 2021 peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. Our compensation committee and our board of directors generally target both cash and equity incentive compensation for our executive officers at approximately the 50th percentile of our peer group. They also consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established corporate and individual objectives, in determining variations to this general target range.

For purposes of compensation for fiscal year 2022, our compensation committee, with the advice of Radford, examined our 2021 peer group in light of our continued growth throughout 2021, which we anticipate to continue in 2022. With reference to number of employees, development stage, market capitalization and other key business metrics, as well as whether the companies in our 2021 peer group experienced reduced growth or change in market capitalization, our compensation committee approved the following 23 companies as our 2022 peer group:

Agios Pharmaceuticals, Inc.	Denali Therapeutics, Inc.	Reata Pharmaceuticals, Inc.
Alector, Inc.	Editas Medicine, Inc.	Revolution Medicines, Inc.
Allogene Therapeutics, Inc.	IGM Biosciences, Inc.*	Schrödinger, Inc.
Arvinas, Inc.	Iovance Biotherapeutics, Inc.	SpringWorks Therapeutics, Inc.
Blueprint Medicines Corporation	Kymera Therapeutics, Inc.*	Turning Point Therapeutics, Inc.
BridgeBio Pharma, Inc.	Mirati Therapeutics, Inc.	Vir Biotechnology, Inc.
C4 Therapeutics, Inc.*	NGM Biopharmaceuticals, Inc.	Zentalis Pharmaceuticals, Inc.*
Deciphera Pharmaceuticals, Inc.	Nurix Therapeutics, Inc.*

* Addition from our 2021 peer group to our 2022 peer group

Consideration of Say-On-Pay Advisory Vote

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended; therefore, we were not required to hold a non-binding advisory vote on the compensation of our named executive officers, commonly known as a “Say-on-Pay” vote. We will hold our first “Say-On-Pay” vote at the Annual Meeting as described in Proposal 2 of this proxy statement. Although this is a non-binding advisory vote, because we value the opinion of our stockholders, our board of directors and our compensation committee will consider the outcome of the “Say-on-Pay” vote and the related “Say-on-Frequency” vote described in Proposal 3 of this proxy statement at the Annual Meeting, as well as feedback received throughout the year, when making compensation determinations for our executive officers in the future.

Primary Elements of Executive Compensation

The primary elements of our executive compensation program are base salary, annual cash incentives and long-term equity incentive awards. Our compensation committee uses sound judgment to allocate long-term and short-term compensation for our named executive officers, in alignment with our pay-for-performance philosophy and the long-term interests of stockholders. After reviewing information provided by our compensation consultant and other relevant data, our compensation committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of incentive compensation to incentivize and reward performance based on specific annual performance goals. To further focus our executives on longer-term performance, we rely upon equity-based awards that vest over a meaningful period of time, thereby reinforcing stockholder value creation.

In addition, we provide our executives with benefits that are available to all employees, including medical, vision and dental insurance; life and disability insurance; medical and dependent care flexible spending accounts; a 401(k) plan; and an opportunity to invest in our company pursuant to our employee stock purchase plan. Finally, we offer our executives severance benefits upon an involuntary or constructive termination, as we believe such post-employment compensation protections are appropriate in light of similar benefits available to executive officers at companies in our peer group. We also offer our executives additional severance benefits in connection with change-in-control situations. We believe that reasonable and competitive change-in-control payments and benefits are an important part of an executive compensation program to attract and retain senior executives. We also believe such payments and benefits are in the best interests of our stockholders because they incentivize senior executives to continue to strive to achieve stockholder value in connection with change-in-control situations, particularly where the possibility of a change-in-control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of our company and our stockholders.

Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our compensation committee or board of directors, as applicable, taking into account each individual’s role, responsibilities, skills and experience. Base salaries for our named executive officers are reviewed annually by our compensation committee or board of directors, as applicable, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executive officers (other than our chief executive officer), and our compensation committee reviews and evaluates, without input from our chief executive officer, the need for adjustment of the base salary of our chief executive officer, in each case, based on changes and expected changes in the scope of an executive officer’s responsibilities, including promotions, the individual contributions made by and performance of the executive officer during the prior year, our overall growth and development as a company and general salary or other market trends in our industry, among other factors.

Our compensation committee approved the following salary increases for each of our named executive officers based on a review of our 2021 peer group market data provided by Radford, macroeconomic factors such as inflation and the current compensation levels of our named executive officers. Our compensation committee approved the increase of Dr. Bergstrom’s base salary as set forth below to reflect his additional responsibilities as we initiated clinical development of our product candidates in 2020.

Name	2020 Base Salary ($)	2021 Base Salary ($)	Increase (%)
Sanjiv K. Patel, M.D.	585,000	602,550	3.0%
Thomas Catinazzo (1)	370,000	381,100	3.0%
Donald Bergstrom, M.D., Ph.D.	440,000	475,000	8.0%
Andy Porter	400,000	412,000	3.0%
Brian R. Adams	390,000	401,700	3.0%

(1) Mr. Catinazzo was promoted from Vice President, Finance to Senior Vice President, Finance effective as of August 13, 2020. His base salary of $370,000 became effective as of that date; and his base salary from January 1, 2020 to August 12, 2020 was $310,000.

Annual Cash Incentive Compensation

Our board of directors has adopted a senior executive cash incentive bonus plan, or the executive bonus plan, which is an annual bonus program intended to reward our named executive officers for meeting objective or subjective performance goals for a fiscal year. The executive bonus plan provides for cash payments based upon the attainment of performance targets established by the compensation committee, which may relate to financial and operational measures or objectives, as well as individual performance objectives. Each executive officer who is selected to participate in the executive bonus plan will have a target bonus opportunity set for each performance period. We believe this executive bonus plan provides incentive that motivates and rewards achievement of performance goals that directly correlates to enhancement of stockholder value, consistent with our compensation philosophy. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date to be eligible to receive a bonus payment. Each of our named executive officers is eligible to participate in the executive bonus plan.

In December 2021, our management recommended to our compensation committee that our company’s performance against our 2021 corporate goals be assessed based on achievements against these goals during the year, which goals and achievements are discussed above under “— Fiscal Year 2021 Performance Highlights and Achievement of 2021 Corporate Goals”. In light of the company’s significant achievements in 2021, upon the recommendation of our compensation committee, our board of directors determined that our company achieved 125% of our 2021 corporate goals.

Our compensation committee also evaluates the individual performance of our named executive officers, with the input of our chief executive officer in the case of the evaluation of our other named executive officers and makes recommendations to our board of directors with regard to the evaluation of our chief executive officer’s individual performance. Individual performance is taken into account for purposes of determining any positive or negative adjustments to an officer’s bonus for the applicable year. Consistent with this process, our compensation committee assessed the performance of Dr. Patel in 2021 based on our relative achievement of our corporate goals as well as his leadership in driving the execution of our strategic plans. The compensation committee determined each of the other named executive officer’s performance in 2021 by considering each officer’s individual contributions to the completion of our corporate goals and the officer’s individual achievements in executing our strategy and respective functional objectives. Accordingly, the compensation committee determined that each named executive officer had fully achieved such officer’s individual goals.

Based on corporate and individual performance, our board of directors approved, upon the recommendation of the compensation committee, the 2021 cash incentive payment for our chief executive officer, and our compensation committee approved the 2021 cash incentive payments for each of our other named executive officers, as follows:

Name	Target Award (% of 2021 Base Salary)	2021 Target Award Opportunity ($)	2021 Actual Cash Incentive Payment ($)	2021 Actual Cash Incentive Award Payment (% of 2021 Target Award Opportunity)
Sanjiv K. Patel, M.D.	55%	331,403	414,253	125%
Thomas Catinazzo (1)	35%	133,385	166,731	125%
Donald Bergstrom, M.D., Ph.D.	40%	190,000	237,500	125%
Andy Porter	40%	164,800	206,000	125%
Brian R. Adams	40%	160,680	200,850	125%

Long-Term Equity Incentive Awards

In addition, long-term equity incentive awards provide a principal method for our executive officers to acquire a meaningful ownership interest in our company. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain employed at our company during the vesting period. Accordingly, our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options and RSUs.

Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our named executive officers with those of our stockholders to achieve and sustain long-term stock price growth. Prior to 2021, we typically used stock options to compensate our executive officers in the form of initial grants in connection with the commencement of employment and on an annual basis as they continue their employment.

Starting in 2021, for employees other than our chief executive officer, including our executive officers, our compensation committee granted a combination of stock options and RSUs in connection with their annual equity awards at a fixed ratio. In deciding to incorporate RSUs as a part of our equity incentive compensation program, our compensation committee considered a variety of factors in comparison to our named peers, including the following: annual long-term incentive values, annual equity awards expressed as a percent of total shares outstanding, total annual and cumulative dilution, share usage burn rate, potential dilution overhang, the retentive value of outstanding awards and total equity ownership and the equity compensation practices of other companies in our industry that compete with us for talent. We also expect to generally grant equity awards to executive officers in the form of initial grants and on an annual basis in subsequent years, subject to determination by our board of directors and compensation committee. None of our named executive officers are currently party to an employment agreement that provides for an automatic award of stock options, RSUs or performance-based stock awards.

Initial equity awards are typically granted to our executive officers upon the commencement of their employment, and any annual equity awards granted to executive officers are typically granted in the first quarter of the year following the applicable performance period. Any stock options granted to our executive officers will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant, will have time-based vesting and will expire ten years after the date of grant. Any RSUs granted to our executive officers will have time-based vesting and will entitle the executive officer to one share of our common stock if and when the RSU vests. Our named executive officers are subject to our policy that requires any RSU holder to sell shares to cover certain income tax withholding obligations upon each vesting of RSUs.

The initial equity awards granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 1/16th of the shares underlying the award quarterly thereafter, subject to the executive officer’s continued employment. The annual equity awards granted to executive officers vest in equal quarterly installments over a four-year vesting period, subject to the executive officer’s continued employment. Upon a termination of employment, vesting for any equity awards granted to executive officers will cease and option exercise rights will generally cease three months thereafter. In specified termination and change-in-control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “⸻Employment, Severance and Change-in-Control Arrangements” below for further information.

In determining the size of the equity awards to our named executive officers, our compensation committee, with assistance from Radford, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, our company’s broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. We evaluate our equity award program on an annual basis to ensure that it appropriately links to our long-term performance by aligning the interests of our executives and our stockholders, remains competitive with industry and peer benchmarks and is consistent with our overall equity needs and dilution levels.

In March 2021, our compensation committee granted stock options and RSUs to our named executive officers in the amounts set forth in the table below, generally aligning competitive equity award grants with the 50th percentile of our peer group.

Name	Option Award (# Shares)	RSU Award (# Shares)
Sanjiv K. Patel, M.D.	325,000	—
Thomas Catinazzo	31,740	15,870
Donald Bergstrom, M.D., Ph.D.	69,998	34,999
Andy Porter	28,000	14,000
Brian R. Adams	31,740	15,870

Other Benefits

Other compensation to our executives consists primarily of the broad-based benefits we offer to all regular full-time employees. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees. We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees, including our named executive officers. We may offer cash retention awards to our employees, including our named executive officers, for long-term retention, and consider various factors, including the availability of, and demand for, particular knowledge, skills and expertise.

401(k) Plan.  We maintain a tax‑qualified 401(k) retirement plan for eligible employees in the United States, including our named executive officers. Plan participants are able to defer eligible compensation subject to applicable annual Internal Revenue Code, or the Code, limits. We provide an employer-matching contribution of up to 4.0% of eligible compensation that a participant elects to defer, which was increased from 3.5%, effective January 2022. Matching contributions are 100% vested when contributed. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to employees until distributed from the 401(k) plan.

Health and Welfare Benefits.  All of our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental and vision insurance, medical and dependent care flexible spending accounts and group life and disability insurance, on the same basis as other employees. We also offer commuting benefits and paid time off benefits including vacation, sick time and holidays.

Employee Stock Purchase Plan. Pursuant to our 2020 Employee Stock Purchase Plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. Our 2020 Employee Stock Purchase Plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of our 2020 Employee Stock Purchase Plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders.

Perquisites. We do not provide perquisites or personal benefits to our named executive officers.

Severance Benefits.  We are party to employment agreements with each of our named executive officers, which in certain cases, provide for limited severance benefits and payments upon qualifying terminations. A description of these arrangements is set forth under the subsection titled “— Employment, Severance and Change-in-Control Arrangements” below, and information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2021, is set forth in the subsection titled “— Employment, Severance and Change-in-Control Arrangements — Potential Payments Upon Termination or Change-in-Control” below.

Compensation Policies and Practices

Anti-Hedging and Pledging Policy. Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, from engaging in speculative transactions in our stock, including buying our securities on margin, borrowing against our securities held in a margin account, engaging in short sales of our securities, and buying or selling derivatives on our securities. Our insider trading policy generally prohibits all of our employees, including our named executive officers, as well as our directors, from pledging our securities as collateral for a loan, other than as may be allowed in certain exceptional and limited circumstances. To date, no such requests have been made or approved.

No Tax Gross-ups. We do not provide for any tax gross-up payments to our named executive officers.

Accounting Considerations. We account for equity compensation paid to our employees under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ACS Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

Tax Considerations for Deductibility of Executive Compensation.  Section 162(m) of the Code, or Section 162(m), generally limits to $1 million the deduction that a public company could claim in any tax year with respect to compensation paid to anyone serving as the chief executive officer, the chief financial officer, and the top three other most highly compensated officers, and once an executive becomes a “covered employee” under Section 162(m), the individual will continue to be a “covered employee” as long as he or she remains employed by the company. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, to maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of “Parachute” Payments and Deferred Compensation.  Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G, 4999 or 409A of the Code.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our named executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our named executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information regarding total compensation, for service rendered in all capacities, earned by or paid to each of our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sanjiv K. Patel, M.D.	2021	602,550	—	7,516,145	414,253	—	8,532,948
President and Chief Executive	2020	585,000	—	2,589,131	402,188	—	3,576,319
Officer	2019	585,000	—	2,590,671	353,925	—	3,529,596
Thomas Catinazzo (5)	2021	381,100	543,548	734,038	166,731	10,862	1,836,279
Chief Financial Officer
Donald Bergstrom M.D., Ph.D.	2021	475,000	1,198,716	1,618,816	237,500	9,760	3,539,792
President, Research &	2020	440,000	—	435,276	220,000	9,816	1,105,092
Development	2019	406,850	—	330,652	179,014	—	916,516
Andy Porter (5)	2021	412,000	479,500	647,545	206,000	9,564	1,754,609
Chief Administrative Officer
Brian R. Adams	2021	401,700	543,548	734,038	200,850	9,499	1,889,635
Chief Legal Officer	2020	390,000	—	232,148	170,625	7,428	800,201
	2019	356,213	—	165,326	97,958	—	619,497

(1)

The amounts reflect the aggregate grant date fair value of RSUs awarded during the applicable year, computed in accordance with the provisions of FASB ASC Topic 718 disregarding the effect of estimated forfeitures related to service-based vesting. These amounts reflect the accounting cost for RSUs and do not correspond to the actual economic value that may be received by the named executive officer upon settlement of the RSUs or any sale of any of the underlying shares of common stock. See note 10 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding certain assumptions we made in determining the fair value of equity awards.

(2)

The stock option awards granted in 2019 and 2021 have vesting criteria based on continued service over specified time periods. For these time-based stock options, the amounts reflect the aggregate grant date fair value of stock options awarded during the applicable year, computed in accordance with the provisions of FASB ASC Topic 718 disregarding the effect of estimated forfeitures related to service-based vesting, and reflect the accounting cost for the stock options. The stock option awards granted in 2020 include vesting criteria based on certain performance conditions, as well as continued service over specified time periods. In accordance with SEC rules, the amounts reported for these performance-based stock options are calculated based on the probable outcome of the performance conditions as of the grant date, which is assumed to be the maximum level of achievement. The amounts reported for these performance-based stock options do not correspond to the accounting grant date fair value computed for purposes of determining the relevant stock-based compensation expense. The amounts reported for time-based and performance-based stock options do not correspond to the actual economic value that may be received by the named executive officer upon exercise of the stock options or any sale of any of the underlying shares of common stock. See note 10 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding certain assumptions we made in determining the fair value of equity awards.

(3)

The amounts represent actual bonuses earned for performance during the applicable year by our named executive officers based upon the achievement of our corporate objectives for such year, as described under “— Primary Elements of Executive Compensation — Annual Cash Incentive Compensation.”

(4)	The amounts reported for 2020 and 2021 reflect matching contributions to our 401(k) plan.
(5)	Mr. Catinazzo and Mr. Porter were not named executive officers in 2019 or 2020.

Grants of Plan-Based Awards for Fiscal Year 2021

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2021 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/share)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Sanjiv K. Patel, M.D.	⸻	331,403
	3/26/2021			325,000	34.25	7,516,145
Thomas Catinazzo	⸻	133,385
	3/26/2021		15,870			543,548
	3/26/2021			31,740	34.25	734,038
Donald Bergstrom, M.D., Ph.D.	⸻	190,000
	3/26/2021		34,999			1,198,716
	3/26/2021			69,998	34.25	1,618,816
Andy Porter	⸻	164,800
	3/26/2021		14,000			479,500
	3/26/2021			28,000	34.25	647,545
Brian R. Adams	⸻	160,680
	3/26/2021		15,870			543,548
	3/26/2021			31,740	34.25	734,038

(1)

The amounts represent the target award opportunity payable to each named executive officer under our executive bonus plan as described under “— Primary Elements of Executive Compensation — Annual Cash Incentive Compensation” above. The actual amounts paid to each named executive officer for 2021 are provided in the “Summary Compensation Table.” As there are no threshold amounts with respect to these annual cash incentive payments, the column “Threshold ($)” is inapplicable and therefore has been omitted from this table. Payments under the annual cash incentive program were not subject to any maximum limit.

(2)

Consists of RSUs granted under our 2020 Stock Option and Incentive Plan. The RSUs are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(3)

Consists of stock options granted under our 2020 Stock Option and Incentive Plan. The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(4)	The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date.
(5)

The amounts reflect the aggregate grant date fair value of stock options and RSUs awarded in 2021, computed in accordance with the provisions of FASB ASC Topic 718 disregarding the effect of estimated forfeitures related to service-based vesting. These amounts reflect the accounting cost for the stock options and RSUs and do not correspond to the actual economic value that may be received by the named executive officer upon exercise of the stock options, settlement of the RSUs or any sale of any of the underlying shares of common stock. See note 10 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding certain assumptions we made in determining the fair value of equity awards.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers at December 31, 2021. All equity awards granted prior to 2021 set forth in the table below were granted under our 2016 Stock Option and Grant Plan and all equity awards granted in 2021 set forth in the table below were granted under our 2020 Stock Option and Incentive Plan.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)
Sanjiv K. Patel, M.D.	3/23/2018(2)	3/23/2018	172,175	—	4.12	3/22/2028	—	—
	4/23/2019(3)	4/23/2019	443,003	289,601	5.04	4/22/2029	—	—
	3/2/2020(3)	6/23/2020	70,669	117,782	5.22	3/1/2030	—	—
	3/2/2020(3)	12/11/2020	141,338	424,015	5.22	3/1/2030	—	—
	3/26/2021(3)	3/26/2021	60,937	264,063	34.25	3/25/2031	—	—
Thomas Catinazzo	4/10/2018(4)	4/10/2018	39,543	—	4.12	4/9/2028	—	—
	4/23/2019(3)	4/23/2019	35,201	21,122	5.04	4/22/2029	—	—
	3/2/2020(3)	6/23/2020	5,940	9,901	5.22	3/1/2030	—	—
	3/2/2020(3)	12/11/2020	11,880	35,642	5.22	3/1/2030	—	—
	3/26/2021(3)	3/26/2021	5,951	25,789	34.25	3/25/2031	—	—
	3/26/2021(3)	3/26/2021	—	—	—	—	12,895	396,005
Donald Bergstrom, M.D., Ph.D.	4/10/2018(4)	4/2/2018	253,456	—	4.12	4/9/2028	—	—
	4/23/2019(3)	4/23/2019	61,603	36,963	5.04	4/22/2029	—	—
	3/2/2020(3)	6/23/2020	11,880	19,802	5.22	3/1/2030	—	—
	3/2/2020(3)	12/11/2020	23,761	71,284	5.22	3/1/2030	—	—
	3/26/2021(3)	3/26/2021	13,124	56,874	34.25	3/25/2031	—	—
	3/26/2021(3)	3/26/2021	—	—	—	—	28,437	873,300
Andy Porter	10/10/2019(5)	10/21/2019	24,239	119,687	5.04	10/9/2029	—	—
	3/2/2020(3)	6/23/2020	3,960	9,901	5.22	3/1/2030	—	—
	3/2/2020(3)	12/11/2020	11,880	35,642	5.22	3/1/2030	—	—
	3/26/2021(3)	3/26/2021	5,250	22,750	34.25	3/25/2031	—	—
	3/26/2021(3)	3/26/2021	—	—	—	—	11,375	349,326
Brian R. Adams	3/23/2018(4)	3/19/2018	140,786	—	4.12	3/22/2028	—	—
	4/23/2019(3)	4/23/2019	30,801	18,482	5.04	4/22/2029	—	—
	3/2/2020(3)	6/23/2020	6,336	10,561	5.22	3/1/2030	—	—
	3/2/2020(3)	12/11/2020	12,672	38,019	5.22	3/1/2030	—	—
	3/26/2021(3)	3/26/2021	5,951	25,789	34.25	3/25/2031	—	—
	3/26/2021(3)	3/26/2021	—	—	—	—	12,895	396,005

(1)	The market price of our common stock is based on the closing price of our common stock on the Nasdaq Global Market on December 31, 2021, which was $30.71.
(2)

Represents a stock option award that is subject to an early exercise provision and is immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which repurchase right lapses as the option vests as follows: in 16 equal quarterly installments following the vesting commencement date, generally subject to Dr. Patel’s continued employment through each applicable vesting date.

(3)

Represents equity awards that vest in 16 equal quarterly installments following the vesting commencement date, generally subject to the executive officer’s continued employment through each applicable vesting date.

(4)

Represents stock option awards that are subject to an early exercise provision and are immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which repurchase right lapses as the option vests as follows: 25% of the shares underlying the option vest on the one-year anniversary of the vesting commencement date and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to the executive officer’s continued employment through each applicable vesting date.

(5)

Represents stock option awards that vest as follows: 25% of the shares underlying this option vested on the one-year anniversary of the vesting commencement date and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to the executive officer’s continued employment through each applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2021

The following table sets forth information concerning option exercises and the vesting of RSU awards for each of our named executive officers during the fiscal year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sanjiv K. Patel, M.D.	—	—	68,865	2,773,194
Thomas Catinazzo	90,000	2,788,223	2,975	105,166
Donald Bergstrom, M.D., Ph.D.	42,242	1,251,509	6,562	231,965
Andy Porter	97,428	3,530,559	2,625	92,794
Brian R. Adams	31,000	1,060,365	2,975	105,166

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(1)

The value realized when the stock options were exercised represents (i) the excess of the closing price of a share of our common stock as reported on the Nasdaq Global Market on the date of exercise over the per share exercise price of the stock option, multiplied by (ii) the number of option shares exercised.

(2)

The value realized upon vesting of restricted stock awards or RSUs is calculated by multiplying the number of restricted stock awards or RSUs vested by the closing price market price of a share of our common stock as reported on the Nasdaq Global Market on the vest date.

Employment, Severance and Change-in-Control Arrangements

Each of our named executive officers is employed “at will”. Each of our named executive officers is also subject to a non-competition, non-solicitation, confidentiality and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as non-competition and non-solicitation of customers, employees and consultants covenants that apply during employment and for one year following termination, subject to the type of termination in the case of the non-competition provision.

We have also agreed to provide certain severance payments and benefits in connection with a change-in-control to our named executive officers as further discussed below. We believe that reasonable and competitive change-in-control payments and benefits are an important part of an executive compensation program to attract and retain senior executives. We also believe such payments and benefits are in the best interests of our stockholders because they incentivize senior executives to continue to strive to achieve stockholder value in connection with change-in-control situations, particularly where the possibility of a change-in-control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of our company and our stockholders.

Employment Agreement with Sanjiv K Patel, M.D.

Dr. Patel’s employment agreement provides that, while public, the Company will cause Dr. Patel to be nominated for election to our board of directors and to be recommended to our stockholders for election to our board of directors.

In addition, upon (i) a termination of his employment by us for any reason other than for “cause” (as defined in the employment agreement), death or disability or (ii) a resignation for “good reason” (as defined in the employment agreement), in each case outside of the change in control period (i.e., the period beginning 60 days prior to and ending 18 months after, a change in control of the Company (as defined in the employment agreement)), he will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) an amount equal to the sum of 18 months of his then current base salary and his target bonus opportunity for the then-current year, payable in substantially equal installments over 12 months, (B) the employer portion of the premiums for health insurance benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for up to 18 months, (C) accelerated vesting of all stock options subject to time-based vesting and any other stock-based awards subject to time-based vesting that would have otherwise vested in the 12-month period following such termination of employment, with such accelerated vesting to be effective as of the later (y) of the date of termination of employment and (z) the effective date of the separation agreement and release, such acceleration to include pro rata vesting of that portion of the vesting quarter ending after expiration of the applicable 12-month period, and (D) reimbursement for the reasonable cost of outplacement services during the 12-month period immediately following such termination of employment.

Upon (i) a termination of his employment by us other than for cause, death or disability or (ii) a resignation for good reason, in each case, within the change in control period described above, Dr. Patel will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) a lump sum payment equal to 1.5x of the sum of his then current base salary and target bonus opportunity for the then-current year, (B) the employer portion of the premiums for health insurance benefits continuation under COBRA for up to 18 months, (C) accelerated vesting of all stock options subject to time-based vesting and any other stock-based awards subject to time-based vesting, as of the later of (y) the date of termination of employment and (z) the effective date of the separation agreement and release, and (D) reimbursement for the reasonable cost of outplacement services during the 12-month period immediately following such termination of employment.

Employment Agreements with Other Named Executive Officers

Each of Mr. Catinazzo, Dr. Bergstrom, Mr. Porter and Mr. Adams’ employment agreements provides that upon (i) a termination of his employment by us for any reason other than for “cause”, death or disability or (ii) a resignation for “good reason”, in each case outside of the change in control period (i.e., the period beginning in anticipation of, and ending 12 months after, a change in control of the company), he will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) an amount equal to the sum of 12 months of his base salary and his target bonus opportunity for the then-current year (which amount shall be prorated for Mr. Catinazzo, Dr. Bergstrom and Mr. Adams) and payable in substantially equal installments over 12 months following the date of termination of employment and (B) the employer portion of the premiums for health insurance benefits continuation under COBRA for up to 12 months.

Upon (i) a termination of each of their employment by us other than for cause, death or disability or (ii) a resignation for good reason, in each case, within the change in control period described above, each of Mr. Catinazzo, Dr. Bergstrom, Mr. Porter and Mr. Adams will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) a lump sum payment equal to the sum of his then current base salary and target bonus opportunity for the then-current year, (B) the employer portion of the premiums for health insurance benefits continuation under COBRA for up to 12 months and (C) accelerated vesting of all stock options subject to time-based vesting and any other stock-based awards subject to time-based vesting, as of the later of (y) the date of termination of employment and (z) the effective date of the separation agreement and release.

Retention Agreement with Donald Bergstrom, M.D., Ph.D.

In May 2021, we entered into a retention agreement with Dr. Bergstrom. Dr. Bergstrom’s retention agreement provides that he will be eligible to receive a cash retention award of $1,200,000, which will be payable in equal installments on each of May 31, 2023 and May 31, 2024, subject to Dr. Bergstrom’s continuous employment through each such date. If Dr. Bergstrom’s employment is terminated without “cause” (as defined in his retention agreement), he will be entitled to receive any unpaid portions of the retention award on each applicable payment date.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation and benefits payable to each named executive officer under our current employment agreements in various termination and/or change-in-control situations has been estimated in the table below, which assumes that such termination and/or change-in-control occurred on December 31, 2021 and that no non-competition provisions will be enforced following any such termination. The value of the equity vesting acceleration was calculated based on the assumption that the change-in-control and/or executive’s employment termination occurred on December 31, 2021, the last business day of the fiscal year ended December 31, 2021. For purposes of the following table, we have used $30.71 per share, which was the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2021, to estimate the value of our common stock upon acceleration. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares underlying stock options subject to vesting acceleration as of December 31, 2021 by the difference between the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2021 and the exercise price for such unvested stock options. The value of the RSU vesting acceleration was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2021 by the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2021.

	Executive Benefits and Payment upon Termination	Termination by Company without Cause or Voluntary Resignation for Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with a Change in Control ($)
Sanjiv K. Patel, M.D.	Cash severance payments	1,235,228	(1)	1,235,228	(2)
	Healthcare continuation	29,109	(3)	29,109	(3)
	Acceleration of equity award vesting	11,906,034	(4)	21,244,463	(5)
	Total	13,170,371		22,508,800
Thomas Catinazzo	Cash severance payments	514,485	(6)	514,485	(7)
	Healthcare continuation	—		—
	Acceleration of equity award vesting	—		2,529,670	(5)
	Total	514,485		3,044,155
Donald Bergstrom, M.D., Ph.D.	Cash severance payments	665,000	(6)	665,000	(7)
	Cash retention payments	1,200,000	(8)	1,200,000	(8)
	Healthcare continuation	19,406	(9)	19,406	(9)
	Acceleration of equity award vesting	—		5,454,358	(5)
	Total	1,884,406		7,338,764
Andy Porter	Cash severance payments	576,800	(6)	576,800	(7)
	Healthcare continuation	19,406	(9)	19,406	(9)
	Acceleration of equity award vesting	—		4,582,583	(5)
	Total	596,206		5,178,789
Brian R. Adams	Cash severance payments	562,380	(6)	562,380	(7)
	Healthcare continuation	19,406	(9)	19,406	(9)
	Acceleration of equity award vesting	—		2,394,239	(5)
	Total	581,786		2,976,025

⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻

(1)

Represents an amount equal to the sum of 18 months of Dr. Patel’s base salary in effect as of December 31, 2021 and Dr. Patel’s target bonus opportunity for 2021, payable in 12 equal monthly installments.

(2)	Represents a lump sum payment equal to 1.5 times the sum of Dr. Patel’s base salary in effect as of December 31, 2021 and Dr. Patel’s target bonus opportunity for 2021.
(3)	Represents a monthly cash payment for 18 months for continued health insurance benefits under COBRA.
(4)

Represents the acceleration of vesting as to the unvested equity awards held by Dr. Patel for 12 months following December 31, 2021, including pro rata vesting for the vesting quarter ending after December 31, 2022.

(5)	Represents the acceleration of vesting as to 100% of the unvested equity awards held by the named executive officer.
(6)

Represents an amount equal to the sum of 12 months of the named executive officer’s base salary in effect as of December 31, 2021 and the named executive officer’s target bonus opportunity for 2021, payable in 12 equal monthly installments.

(7)

Represents a lump sum payment equal to 1.0 times the sum of the named executive officer’s base salary in effect as of December 31, 2021 and the named executive officer’s target bonus opportunity for 2021.

(8)	Represents the aggregate cash retention award that Dr. Bergstrom is entitled to receive in equal installments on each of May 31, 2023 and May 31, 2024.

(9)	Represents a monthly cash payment for 12 months for continued health insurance benefits under COBRA.

Limitation of Liability and Indemnification Agreements

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our Fourth Amended and Restated Certificate of Incorporation and bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Compensation Committee Interlocks and Insider Participation

Douglas S. Ingram, Alexis Borisy and Linda A. Hill, Ph.D. served on our compensation committee in 2021, and Deep Nishar served on our compensation committee until October 2021. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, and none of the members of our compensation committee was an officer or employee of our company in the past fiscal year.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS OF RELAY THERAPEUTICS, INC.

Douglas S. Ingram, Chairperson
Alexis Borisy Linda A. Hill, Ph.D.

DIRECTOR COMPENSATION

The table below shows all compensation earned by or paid to our non-employee directors during the year ended December 31, 2021. Sanjiv K. Patel, M.D., our President and Chief Executive Officer, does not receive any compensation for his services as director and, consequently, is not included in this table. The compensation received by Dr. Patel during 2021 is set forth in the section of this proxy statement captioned “Executive Compensation.”

Name	Fees Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Alexis Borisy(3)	105,000	324,592	429,592
Linda A. Hill, Ph.D.(4)	69,625	324,592	394,217
Douglas S. Ingram(5)	73,750	324,592	398,342
Mark Murcko, Ph.D.(6)	65,750	324,592	390,342
Dipchand (Deep) Nishar(7)	—	—	—
Laura Shawver, Ph.D.(8)	60,625	324,592	385,217
Jami Rubin(9)	80,750	324,592	405,342

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(1)	Amounts represent cash compensation for services rendered during 2021 by each member of the board of directors.
(2)

Amounts shown reflect the grant date fair value of stock option awards granted during 2021. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, Compensation — Stock Compensation, disregarding the effect of estimated forfeitures related to service-based vesting. These amounts reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the director upon exercise of the stock options or any sale of any of the underlying shares of common stock. See note 10 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 regarding certain assumptions we made in determining the fair value of option awards.

(3)	As of December 31, 2021, Mr. Borisy held 58,242 unexercised options.
(4)	As of December 31, 2021, Dr. Hill held 75,139 unexercised options.
(5)	As of December 31, 2021, Mr. Ingram held 75,139 unexercised options.
(6)	As of December 31, 2021, Dr. Murcko held 51,200 unexercised options.
(7)	Mr. Nishar resigned from our board of directors in December 2021. As of December 31, 2021, Mr. Nishar did not hold any unexercised options.
(8)	As of December 31, 2021, Dr. Shawver held 37,120 unexercised options.
(9)	As of December 31, 2021, Ms. Rubin held 58,242 unexercised options.

Under our non-employee director compensation policy, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors. No additional compensation is paid for attending individual meetings of the board of directors or committees thereof.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred by our non-employee directors in connection with attending our meetings of the board of directors and committees thereof.

Our non-employee director compensation policy was amended effective as of April 1, 2021 and pursuant to the amended policy, the annual fees payable to each compensation committee member and the chairperson additional fee for this committee were each increased from $5,000 to $7,500, respectively, and the annual fees payable to each nominating and corporate governance committee member and the chairperson additional fee for this committee were each increased from $4,000 to $5,000, respectively.

The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member pursuant to the amended policy are as follows:

	Member Annual Fee ($)	Chairperson Additional Annual Fee ($)
Board of Directors	40,000	30,000
Audit Committee	7,500	7,500
Compensation Committee	7,500	7,500
Nominating and Corporate Governance Committee	5,000	5,000
Research and Development Committee	5,000	5,000

The additional annual fee set forth above for chairperson service is in addition to the annual fee that each chairperson receives as a member of the board of directors and the respective committee.

In addition, pursuant to the amended policy, each new non-employee director elected to our board of directors will be granted an option to purchase the number of shares of our common stock having a grant date fair value of $977,280 on the date of such director’s election or appointment to the board of directors, which will vest ratably in 36 equal monthly installments following the grant date, subject to the director’s continued service on our board of directors through such vesting date. On the date of each annual meeting of stockholders of our company, each non-employee director will be granted an additional option to purchase the number of shares of our common stock having a grant date fair value of $488,640, which will vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the director’s continued service on our board of directors through such vesting date.

This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our board of directors is committed to sound corporate governance. As part of that commitment, and now that we no longer qualify as an “emerging growth company,” as required by Section 14A(a)(1) of the Exchange Act, our board of directors is providing the stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The following proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we recommend that you read the “Executive Compensation” section of this proxy statement for additional details on our executive compensation program and philosophy.

This vote is advisory, and therefore not binding on us, our board of directors or our compensation committee. However, our board of directors and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Vote Required and Board of Directors’ Recommendation

To approve this Proposal 2, on a non-binding, advisory basis, holders of a majority of the votes cast on the matter must vote “FOR” the proposal. Abstentions will have no effect on the voting on this Proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Now that we no longer qualify as an “emerging growth company,” Section 14A of the Exchange Act, requires us to submit a non-binding, advisory resolution, commonly known as a “Say-on-Frequency” proposal, to stockholders at least once every six years to determine whether non-binding, advisory votes to approve the compensation of our named executive officers, like Proposal 2, should be held every one, two or three years.

After careful consideration, our board of directors has determined that an annual advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the submission by the Company of a non-binding, advisory resolution on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:

•	one year;
•	two years; or
•	three years.”

This vote is advisory, and therefore not binding on us, our board of directors or our compensation committee. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future non-binding, advisory votes to approve the compensation of our named executive officers.

Vote Required and Board of Directors’ Recommendation

The approval, on a non-binding, advisory basis, of one of the three frequency options under this Proposal 3 requires a majority of the votes cast on the matter. Abstentions will have no effect on the voting on this Proposal 3.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” AS THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – APPROVAL OF AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 TO 300,000,000

Our Fourth Amended and Restated Certificate of Incorporation currently authorizes the issuance of 150,000,000 shares of common stock. In April 2022, our board of directors declared it advisable and approved and adopted an amendment, subject to approval and adoption by our stockholders, to our Fourth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 300,000,000, or the Charter Amendment. Our board of directors is requesting stockholder approval of the Charter Amendment.

The additional common stock to be authorized by adoption of the Charter Amendment would have rights identical to our currently outstanding common stock. Adoption of the Charter Amendment and issuance of additional common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the voting rights of current holders of common stock. If the Charter Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we currently plan to file promptly following the Annual Meeting if this proposal is approved.

Our board of directors believes that additional authorized shares of common stock would give us the necessary flexibility to issue shares for various corporate purposes, including, in particular, raising capital, and enable us to take timely advantage of market conditions and opportunities. Other corporate purposes for which the additional authorized shares could be used include, but are not limited to, potential strategic transactions, including mergers, acquisitions, and other business combinations; future grants and awards under equity compensation plans; stock splits and stock dividends; and other general corporate working capital needs. The additional shares may be used for various purposes without further stockholder approval, except as may be required in certain cases by law or the Nasdaq rules. The discretion of our board of directors, however, would be subject to any other applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require stockholders to approve such transaction.

Form of the Amendment

If the stockholders approve this proposal, our Fourth Amended and Restated Certificate of Incorporation will be amended to increase the number of shares of common stock the Company is authorized to issue from 150,000,000 shares to 300,000,000 shares. The par value of the common stock will remain at $0.001 per share. There will be no change to the number of authorized shares of undesignated preferred stock. The Certificate of Amendment would amend the first paragraph of ARTICLE IV of the Fourth Amended and Restated Certificate of Incorporation in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 310,000,000 of which (i) three hundred million (300,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

The remaining text of ARTICLE IV of our Fourth Amended and Restated Certificate of Incorporation will remain unchanged.

Purpose for the Increase in Authorized Shares

Our board of directors believes it is in the best interest of the Company and stockholders to increase the number of authorized shares of our common stock to give the Company greater flexibility in considering and planning for future business needs. We currently do not have any specific plans, arrangements or understandings to issue additional shares of our common stock, except for (i) the issuance of shares of common stock pursuant to our equity incentive plans, (ii) potential issuances pursuant to our sales agreement with Cowen and Company, LLC, or our

Sales Agreement, through which we may offer and sell shares of our common stock having aggregate gross proceeds of up to $300.0 million from time to time in “at-the-market” offerings and (iii) potential issuances of shares of common stock of up to $85.0 million upon the achievement of certain platform or program-related milestones pursuant to the Agreement and Plan of Merger entered into in connection with our acquisition of ZebiAI in April 2021, or the Merger Agreement. Having the additional authorized shares available will provide additional flexibility to use our common stock for business and financial purposes in the future as well as to have sufficient shares available to provide appropriate equity incentives for our employees.

As of March 15, 2022, we were authorized to issue up to 150,000,000 shares of our common stock, of which 108,326,825 were issued and outstanding. An additional 27,468,975 shares were reserved for issuance under our equity incentive plans, including shares of common stock issuable upon the exercise of outstanding stock options, shares of common stock issuable upon the vesting and settlement of outstanding RSUs and shares of common stock reserved for future issuance under our 2020 Stock Option and Incentive Plan and our 2020 Employee Stock Purchase Plan. Accordingly, notwithstanding additional shares we may issue pursuant to the Sales Agreement and the Merger Agreement, after adjusting for shares reserved for issuance under our equity incentive plans, the Company has only 14,204,200 shares of common stock available for future issuance out of the 150,000,000 shares of common stock currently authorized as of March 15, 2022.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The Company’s stockholders do not have preemptive rights with respect to the common stock. Accordingly, should our board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. Our board of directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent our board of directors from taking any appropriate actions not inconsistent with its fiduciary duties.

Effectiveness of the Amendment

The above description of the Certificate of Amendment is only a summary and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, which is attached to this proxy statement as Appendix A. If the proposed Certificate of Amendment is adopted, it will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Vote Required and Board of Directors’ Recommendation

To approve this Proposal 4, the stockholders of a majority in voting power of the outstanding shares of our common stock must vote “FOR” the proposal. Because this Proposal 4 requires an affirmative vote of the outstanding shares entitled to vote thereon, abstentions will effectively be counted as votes “AGAINST” the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF AN AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 TO 300,000,000.

PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS RELAY THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2022

Relay Therapeutics’ stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Ernst & Young LLP as Relay Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as Relay Therapeutics’ independent registered public accounting firm since 2017.

The audit committee is solely responsible for selecting Relay Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder approval is not required to appoint Ernst & Young LLP as Relay Therapeutics’ independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Relay Therapeutics and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2020 and 2021.

Fee Category	Fiscal Year 2020 ($)	Fiscal Year 2021 ($)
Audit fees(1)	1,127,000	1,122,000
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total Fees	1,127,000	1,122,000

⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻

(1)

Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements included in our quarterly reports on Form 10-Q and fees related to our initial public offering in July 2020 and follow-on public offering in October 2021, including comfort letters and consents.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit fees”. There were no audit-related fees in fiscal years 2020 and 2021.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning. There were no tax fees in fiscal years 2020 and 2021.
(4)	There were no other fees for fiscal years 2020 and 2021.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During fiscal years 2021 and 2020, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast “FOR” this Proposal 5 is required to ratify the appointment of our independent public accountant. Abstentions will have no effect on the outcome of this Proposal 5. Votes that are withheld will be counted towards the tabulation of votes cast on this proposal and will have the same effect as a negative vote. If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your shares on Proposal 5.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RELAY THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Relay Therapeutics’ financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Relay Therapeutics’ independent registered public accounting firm, (3) the performance of Relay Therapeutics’ internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of Relay Therapeutics’ financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Relay Therapeutics’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Relay Therapeutics for the fiscal year ended December 31, 2021. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Relay Therapeutics be included in Relay Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF RELAY THERAPEUTICS, INC.

Jami Rubin, Chairperson
Alexis Borisy
Laura Shawver, Ph.D.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders(1)(2)	9,410,832	$14.43	11,683,843
Equity compensation plans not approved by security holders	—	—	—
Total	9,410,832	$14.43	11,683,843

⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻

(1)	Includes the following plans: our 2016 Stock Option and Grant Plan, our 2020 Stock Option and Incentive Plan and our 2020 Employee Stock Purchase Plan.
(2)

As of December 31, 2021, a total of 9,735,928 shares of our common stock have been reserved for issuance pursuant to the 2020 Stock Option and Incentive Plan, which number excludes the 5,410,515 shares that were added to the plan as a result of the automatic annual increase on January 1, 2022. The 2020 Stock Option and Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2020 Stock Option and Incentive Plan and the 2016 Stock Option and Grant Plan will be added back to the shares of common stock available for issuance under the 2020 Stock Option and Incentive Plan. We no longer make grants under the 2016 Stock Option and Grant Plan. As of December 31, 2021, a total of 1,947,915 shares of our common stock have been reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan, which number excludes the 1,082,103 shares that were added to the plan as a result of the automatic annual increase on January 1, 2022. The 2020 Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by the lesser of (i) 2,185,064 shares of our common stock, (ii) 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or (iii) such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this proxy statement, since January 1, 2021, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers as described under “Executive Compensation⸻ Employment, Severance and Change-in-Control Arrangements⸻ Limitation of Liability and Indemnification Agreements.” These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Related Person Transaction Policy

Our board of directors adopted a written related person transaction policy providing that transactions with our directors, executive officers and holders of five percent or more of our voting securities and their affiliates, each a related person, must be approved by the audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons and in which a related person has or will have a direct or indirect material interest.

Pursuant to this policy, the material facts as to the related person’s relationship or interest in the transaction are disclosed to our audit committee prior to their consideration of such transaction. The audit committee will consider, among other factors that it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 15, 2022 by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own greater-than-5.0% of our common stock.

The column entitled “Shares Beneficially Owned” is based on a total of 108,326,825 shares of our common stock outstanding as of March 15, 2022.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2022, and any RSUs that vest within 60 days of March 31, 2022, are considered outstanding and beneficially owned by the person holding the stock options and RSUs for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, MA 02139.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater-than-five percent stockholders:
SVF Pauling (Cayman) Limited(1)	27,904,963	25.76%
FMR LLC(2)	16,206,601	14.96%
The Vanguard Group(3)	6,198,442	5.72%
BlackRock, Inc.(4)	5,993,613	5.53%
Named executive officers and directors:
Sanjiv K. Patel, M.D.(5)	2,446,116	2.24%
Thomas Catinazzo(6)	121,948	*
Donald Bergstrom, M.D., Ph.D.(7)	378,343	*
Andy Porter(8)	98,138	*
Brian R. Adams(9)	230,021	*
Alexis Borisy(10)	263,216	*
Linda A. Hill, Ph.D.(11)	49,986	*
Douglas S. Ingram(12)	63,898	*
Mark Murcko, Ph.D.(13)	1,051,872	*
Jami Rubin(14)	51,401	*
Laura Shawver, Ph.D.(15)	67,939	*
All executive officers and directors as a group (11 persons)(16)	4,807,355	4.43%

⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻⸻

*	Represents beneficial ownership of less than one percent.
(1)

Information herein is based on the Schedule 13G filed with the SEC on February 16, 2021 by SVF Pauling (Cayman) Limited. Consists of 27,904,963 shares of common stock held by SVF Pauling (Cayman) Limited, a wholly owned subsidiary of SoftBank Vision Fund (AIV M2) L.P., or SVF. SVF GP (Jersey) Limited, or SVF

GP, is the general partner of SVF. SB Investment Advisers (UK) Limited, or SBIA UK, has been appointed as alternative investment fund manager, or AIFM, and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. SVF GP and SBIA UK are both wholly owned by SoftBank Group Corp. The address of SVF is 251 Little Falls Drive, Wilmington, Delaware 19808.

(2)

Information herein is based on the Schedule 13G/A filed with the SEC on February 9, 2022 by FMR LLC. FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, or FMR Co. LLC, Fidelity Management Trust Company and Strategic Advisers LLC beneficially own shares reported in this filing. FMR Co. LLC beneficially owns five percent or greater of the outstanding shares reported in this filing. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or the Fidelity Funds, advised by FMR Co. LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. This information reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies, collectively referred to as the FMR Reporters. This information does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The address of the entities and individuals listed above is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Information herein is based on the Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group, or Vanguard. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Information herein is based on the Schedule 13G filed with the SEC on February 4, 2022 by BlackRock, Inc., or BlackRock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)

Consists of (i) 253,740 shares of common stock held by Dr. Patel, (ii) 674,548 shares of common stock held by The Patel Family Irrevocable Trust of 2019, (iii) 432,801 shares of common stock held by The SSP Irrevocable Trust of 2020 and (iv) 1,085,027 shares subject to options held by Dr. Patel that are vested and exercisable within 60 days of March 15, 2022.

(6)

Consists of (i) 2,094 shares of common stock held by Mr. Catinazzo, (ii) 116,408 shares subject to options held by Mr. Catinazzo that are vested and exercisable within 60 days of March 15, 2022 and (iii) 3,446 RSUs held by Mr. Catinazzo that vest within 60 days of March 15, 2022.

(7)

Consists of (i) 1,539 shares of common stock held by Dr. Bergstrom, (ii) 370,558 shares subject to options held by Dr. Bergstrom that are vested and exercisable within 60 days of March 15, 2022 and (iii) 6,246 RSUs held by Dr. Bergstrom that vest within 60 days of March 15, 2022.

(8)

Consists of (i) 11,772 shares of common stock held by Mr. Porter, (ii) 83,981 shares subject to options held by Mr. Porter that are vested and exercisable within 60 days of March 15, 2022 and (iii) 2,385 RSUs held by Mr. Porter that vest within 60 days of March 15, 2022.

(9)

Consists of (i) 12,752 shares of common stock held by Mr. Adams, (ii) 213,823 shares subject to options held by Mr. Adams that are vested and exercisable within 60 days of March 15, 2022, and (iii) 3,446 RSUs held by Mr. Adams that vest within 60 days of March 15, 2022.

(10)	Consists of (i) 234,175 shares of common stock held by Mr. Borisy and (ii) 29,041 shares subject to options held by Mr. Borisy that are vested and exercisable within 60 days of March 15, 2022.

(11)	Consists of 49,986 shares subject to options held by Dr. Hill that are vested and exercisable within 60 days of March 15, 2022.
(12)	Consists of (i) 25,000 shares of common stock held by Mr. Ingram and (ii) 38,898 shares subject to options held by Mr. Ingram that are vested and exercisable within 60 days of March 15, 2022.
(13)	Consists of (i) 1,021,952 shares of common stock held by Dr. Murcko and (ii) 29,920 shares subject to options held by Dr. Murcko that are vested and exercisable within 60 days of March 15, 2022.
(14)	Consists of (i) 25,000 shares of common stock held by Ms. Rubin and (ii) 26,401 shares subject to options held by Ms. Rubin that are vested and exercisable within 60 days of March 15, 2022.
(15)	Consists of (i) 52,099 shares of common stock held by Dr. Shawver and (ii) 15,840 shares subject to options held by Dr. Shawver that are vested and exercisable within 60 days of March 15, 2022.
(16)	See notes 5 through 15 above.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: Corporate Secretary, telephone: 617-370-8837. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2023 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than [—], 2022. However, if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2023 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 27, 2023 and no later than February 26, 2023. Stockholder proposals and the required notice should be addressed to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: Corporate Secretary.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RELAY THERAPEUTICS, INC.

Relay Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.That the name of this corporation is Relay Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 4, 2015 under the name Allostery, Inc.

2.That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the first paragraph of ARTICLE IV of the Fourth Amended and Restated Certificate of Incorporation is hereby replaced in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 310,000,000 of which (i) three hundred million (300,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

3.That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4.That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this __ day of ____________, 2022.

By: ________________________________

Name:  Sanjiv K. Patel

Title:    President and Chief Executive Officer

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LOGO RELAY THE RAPEUTICS YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/RLAY • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-834-5340 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided “ALEXA, VOTE MY PROXY” • Open Alexa app and browse skills • Search “Vote my Proxy” • Enable skill You must register to attend the meeting online and/or participate at www.proxydocs.com/RLAY Relay Therapeutics, Inc. Annual Meeting of Stockholders For stockholders of record as of March 28, 2022 TIME: Friday, May 27, 2022 11:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/RLAY for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Sanjiv K. Patel and Brian R. Adams (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Relay Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Relay Therapeutics, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 4 AND 5 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect three class II directors to our board of directors, to serve until the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal; FOR WITHHOLD ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ 1.01 Alexis Borisy FOR 1.02 Mark Murcko, Ph.D. FOR 1.03 Laura Shawver, Ph.D. FOR AGAINST ABSTAIN 2. To consider and act upon an advisory vote on the compensation of our named executive officers; FOR 1YR 2YR 3YR ABSTAIN 3. To consider and act upon an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; 1 YEAR FOR AGAINST ABSTAIN 4. To consider and approve an amendment to our Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000; FOR 5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and FOR 6. To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/RLAY Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date